As Filed with the Securities and Exchange Commission on October 26,
2001                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CLARK/BARDES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                         DELAWARE                                                  52-2103926
   (State of or Other Jurisdiction of Incorporation or              (I.R.S. Employer Identification Number)
                      Organization)

                      102 SOUTH WYNSTONE PARK DRIVE, #200
                        NORTH BARRINGTON, ILLINOIS 60010
                                 (847) 304-5800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 W. T. WAMBERG
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                      102 SOUTH WYNSTONE PARK DRIVE, #200
                        NORTH BARRINGTON, ILLINOIS 60010
                                 (847) 304-5800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)
                                With a copy to:

                  JOHN T. BLATCHFORD                                           ROLAND HLAWATY
                   STANLEY B. BLOCK                                  MILBANK, TWEED, HADLEY & MCCLOY LLP
           VEDDER, PRICE, KAUFMAN & KAMMHOLZ                               1 CHASE MANHATTAN PLAZA
            222 NORTH LASALLE STREET, #2600                               NEW YORK, NEW YORK 10005
                CHICAGO, ILLINOIS 60601                                        (212) 530-5000
                    (312) 609-7500

    Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, or check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                AMOUNT TO BE    AGGREGATE PRICE PER  AGGREGATE OFFERING        AMOUNT OF
      TITLE OF SHARES TO BE REGISTERED           REGISTERED          SHARE(1)             PRICE(1)        REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....     4,168,750            $21.14             $88,127,375          $22,031.85
-----------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights.............        (2)                 (2)                  (2)                  (3)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of Clark/Bardes' common stock reported by the Nasdaq National Market on October 24, 2001.
(2) The rights to purchase shares of Junior Participating Preferred Stock, Series A, par value $0.01 per share, are attached to and trade with the common stock. As no additional consideration will be received for the rights, no registration fee is required with respect to them under Rule 457(i).
(3) Rule 457(g) of the Securities Act of 1933 does not require the payment of a registration fee because the Company is registering the rights in the same registration statement as the securities being offered pursuant to the rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated October 25, 2001
PROSPECTUS
3,625,000 SHARES

[LOGO]
COMMON STOCK
This is a public offering of common stock of Clark/Bardes, Inc. Of the 3,625,000 shares of common stock being sold in this offering, 3,000,000 shares are being sold by Clark/Bardes and 625,000 shares are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.
Our common stock is traded on the Nasdaq National Market under the symbol CLKB. On October 24, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $21.32 per share.

--------------------------------------------------------------------------------------------
                                                                 PER SHARE         TOTAL
--------------------------------------------------------------------------------------------
Public offering price                                           $               $
Underwriting discounts and commissions                          $               $
Proceeds to Clark/Bardes, before expenses                       $               $
Proceeds to the selling stockholders, before expenses           $               $
--------------------------------------------------------------------------------------------

We have granted the underwriters an option for a period of 30 days to purchase up to 543,750 additional shares of common stock.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JPMORGAN
                     STEPHENS INC.
                                         BEAR, STEARNS & CO. INC.
                                                        FOX-PITT, KELTON
           , 2001

                                   [ARTWORK]

                               TABLE OF CONTENTS

                                                                PAGE
Prospectus summary..........................................      1
Risk factors................................................      9
Forward-looking statements..................................     17
Use of proceeds.............................................     18
Market price of our common stock............................     19
Dividend policy.............................................     19
Capitalization..............................................     20
Selected consolidated financial data........................     22
Management's discussion and analysis of financial condition
  and results of operations.................................     24
Business....................................................     48
Management..................................................     61
Principal and selling stockholders..........................     64
Description of capital stock................................     67
Shares eligible for future sale.............................     74
Underwriting................................................     75
Legal matters...............................................     77
Experts.....................................................     77
Where you can find more information.........................     78
Incorporation of certain documents by reference.............     78

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. The summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

OUR COMPANY

Founded in 1967, Clark/Bardes is one of the leading executive compensation and benefits consulting companies in the United States specializing in servicing large corporations, banks and healthcare organizations. Our mission is to aid our clients in attracting, rewarding and keeping their best people. Our executive benefits practice has over 3,400 clients that use our customized programs to supplement and secure benefits for their executives, key employees and professionals and to offset the costs of employee benefit liabilities. Our compensation consulting practice has an additional 800 clients that have relied on our consultants to structure their compensation programs.

Since our initial public offering in August 1998, we have experienced significant growth and transition. Prior to our IPO, we were known primarily as a leading marketer of non-qualified benefit plans funded by business-owned life insurance. Our acquisition activity has enabled us to diversify our business to include executive compensation and benefits consulting, while strengthening our position in the distribution of business-owned life insurance.

OUR PRODUCTS AND SERVICES

Through our offices nationwide, we provide executive compensation and benefit consulting services as well as evaluate, design, implement and administer a diverse array of compensation and benefit programs for executives, key employees and other professionals.

The following is a list of our key products and services:

----------------------------------------------------------------------------------------------------------------
PRODUCTS/SERVICES                             DESCRIPTION
----------------------------------------------------------------------------------------------------------------
Compensation consulting                       -            We design customized compensation solutions tailored
                                                           to the business needs of our clients. Our services
                                                           include designing compensation plans, salary and
                                                           incentive programs, stock-based compensation plans,
                                                           special-situation incentives, change-in-control
                                                           protection, and severance packages and providing
                                                           expert witness and litigation support.
Compensation surveys and research reports     -            We provide industry research and data on executive
                                                           and director compensation. Our products include the
                                                           SCHiPS technology firm compensation survey, the
                                                           Director Compensation report and the Equity Stake
                                                           report.

----------------------------------------------------------------------------------------------------------------
PRODUCTS/SERVICES                             DESCRIPTION
----------------------------------------------------------------------------------------------------------------
Benefit plan design                           -            We evaluate and design non-qualified benefit programs
                                                           that provide executive retirement benefits on a
                                                           cost-effective basis. These programs include deferred
                                                           income plans, supplemental executive retirement
                                                           programs, capital accumulation and security trust
                                                           arrangements.
Benefit financing                             -            We evaluate financing alternatives for benefit plans
                                                           and arrange for a wide variety of insurance coverage
                                                           and other financial instruments, many on a
                                                           proprietary basis, through our relationships with
                                                           high-quality insurance carriers.
Administrative services                       -            We provide non-qualified benefit plan administration
                                                           through our proprietary database management systems
                                                           for enrollment, benefits reporting, insurance
                                                           valuation and reports and death benefit tracking for
                                                           terminated employees.
----------------------------------------------------------------------------------------------------------------

Historically, the majority of our revenues resulted from commissions paid by the insurance companies that underwrite the insurance policies used to finance our clients' compensation and benefit programs. As a result of a series of acquisitions since our IPO, our revenue stream is now much more diversified. Today, our three major sources of revenue are: (1) first year commissions and related fees paid for the implementation and funding of our recommended benefit programs, (2) renewal commissions and related fees that are paid by the insurance companies and our clients as long as the benefit programs and the underlying insurance policies remain in force, which is typically for a period of ten years or more after the sale, and (3) consulting fees paid by our clients to evaluate and design tailored compensation plans.

OUR BUSINESS UNITS

Through our four operating groups, we provide compensation and benefit consulting services to many of the country's largest companies and institutions. We have structured the groups to be independent because each has an established reputation in its respective markets and a specific expertise required to serve those markets. While our groups are independent, we emphasize the cross-selling of products and services among our groups. To encourage cross-selling, we have established percentage-based rewards for revenue generated from cross-group referrals.

- THE COMPENSATION RESOURCE GROUP serves major corporations with complete executive benefits solutions, from plan creation to administration. One of the leading practices in its field, this group's clients include many Fortune 1000 companies such as Sears, Continental Airlines, Tyco and Walgreens.

- THE BANKING PRACTICE GROUP offers compensation consulting, executive and director benefits programs and bank-owned life insurance to the bank market. The Banking Practice Group is a market leader whose clients include more than 1,300 banks in the United States, including over 30 of the top 50 national banks. This group's clients include Bank One, Key Corp. and U.S. Bancorp.

- THE HEALTHCARE GROUP provides specialized compensation and benefit services for not-for-profit medical organizations. The Healthcare Group is a leader in its market with 1,600 hospital and physician group clients. This group's clients include Advocate Health Care and Ascension Health.

- THE COMPENSATION CONSULTING GROUP is comprised of our Pearl Meyer division, providing executive compensation consulting for major companies, and our Corporate Practice division, focused on compensation consulting for technology and intellectual capital-oriented companies. This group's clients include AT&T, Coca-Cola Co. and Goodrich Corporation.

OUR RESULTS

Over the last five years we have experienced strong revenue and operating income growth. From 1996 to 2000, our revenues increased on average 45% per year through both internal growth and from acquisitions. During the same period, our operating income before amortization of intangibles, which we refer to as EBITA, has grown significantly faster than our revenue at approximately 67% annually, reflecting the improved efficiency of our operations. Our acquisitions have also helped us achieve more earnings stability through revenue diversification and an increase in fee-based income.

For the six months ended June 30, 2001, our revenues grew to $109.5 million, an increase of 97.3% compared to the first half of 2000. EBITA increased 170.5% to $20.2 million while operating income increased 201.0% to $14.5 million.

RECENT DEVELOPMENTS

While we have not yet completed preparation of our unaudited financial statements for the three months ended September 30, 2001, based on currently available information, we expect that earnings per share for the three months ended September 30, 2001 will be between $0.12 and $0.14, which reflects a reduction in the effective income tax rate for the period. During this period, we received approval from the Internal Revenue Service for an income tax refund of approximately $1.7 million, the result of which is expected to reduce our effective income tax rate for the full year. Earnings per share, excluding the tax benefit for the three months ended September 30, 2001, are estimated to be $0.08 to $0.10, slightly below management's expectations.

OUR GROWTH STRATEGY

Our solid reputation, comprehensive in-house expertise, sophisticated administrative systems, quality consultants, strong client relationships and access to proprietary insurance products provide us with distinct competitive advantages. We intend to grow our market share by combining these strengths with our competencies in:

- marketing our products and services under one nationally recognized brand with expanded geographic presence through a growing network of influential relationships;

- creating a seamless sales approach between our various groups so that they effectively share information, best practices and client referrals;

- designing proprietary programs customized to meet clients' needs;

- providing quality client service;

- leveraging present and future investments in technology over a growing client base; and

- responding quickly to develop new products and services necessitated by regulatory and legislative changes.

We will also continue to seek acquisitions that will add to our client base and expertise and that permit us to implement our design, distribution and service model on a wider scale. Specifically, we believe that there continues to be selective acquisition opportunities within the fragmented executive compensation and benefits marketplace, as well as potential acquisitions in related businesses that could leverage our competencies. In an effort to maximize the rewards from our acquisition strategy, we will continue to invest significant resources to fully integrate acquired businesses and achieve maximum cross-selling potential.

OUR INDUSTRY

Over the past twenty years, as the result of legislative change and increased competition for executive talent, compensation and benefit programs have become more complex and sophisticated. In turn, the financing of these programs has also become increasingly complex. Corporations and banks now commonly use life insurance to offset the costs of employee benefit liabilities and several large insurers, including AEGON, AXA/Equitable, General American, Great West, Mass Mutual, Nationwide, Phoenix Home Life and West Coast Life, have committed significant resources to develop business-owned life insurance products for use in this market.

At the same time, the corporations, banks and healthcare organizations that use these services have become more sophisticated and discriminating. Issues related to each firm's reputation and technological capabilities have become important factors in their decision-making process. In addition, the client's expectation regarding the level of administrative services to be provided has risen substantially.

Our products and services have also been affected both positively and negatively by changes in Federal tax laws and regulations. These changes have increased the attractiveness of non-qualified benefit plans for highly-paid executives by limiting the amount of tax-deductible contributions to traditional pension plans. On the other hand, changes in Federal tax laws and regulations have limited the use of some financing instruments. The insurance-financed executive benefit industry likely will continue to be affected significantly by legislative change. Consequently, we believe that the ability to respond quickly to these initiatives is a competitive advantage.

We believe that increasing product complexity, growing buyer sophistication, and a changing legislative environment require executive compensation and benefit companies to increase the size of their operations to deliver competitive services. This is likely to continue to drive industry consolidation as smaller firms find it increasingly difficult to keep up with the changing legislative, economic and competitive environment.

We also believe that the industry offers additional growth opportunities. We estimate that today there are approximately 15,000 corporations, banks and healthcare institutions that have executive compensation needs which can be served by us. Of these, we currently have approximately 3,400 as clients. In addition, the rising pay of executives and the nearing of retirement of the baby-boom generation are significant macro-trends that we believe will drive growth in our industry in the future.
--------------------------------------------------------------------------------

Our principal executive office is located at 102 South Wynstone Park Drive, North Barrington, Illinois 60010, and our telephone number is (847) 304-5800.

                                  THE OFFERING

Common stock offered by Clark/ Bardes.....    3,000,000 shares
Common stock offered by the selling
  stockholders............................    625,000 shares
Common stock to be outstanding after this
  offering................................    15,824,320 shares (16,368,070 shares if the
                                              underwriters' over-allotment option is exercised.)
Use of proceeds...........................    We intend to use the net proceeds of this offering to
                                              repay indebtedness under our credit agreement. We will
                                              not receive any proceeds from the sale of shares by the
                                              selling stockholders.
Nasdaq National Market Symbol.............    CLKB

--------------------------------------------------------------------------------

This information excludes:

- 1,298,836 shares subject to options outstanding as of October 24, 2001 at an average exercise price of $11.70 per share;

- 794,550 shares reserved for issuance under our 1998 Stock Option Plan, none of which we expect to grant prior to the closing of this offering; 14,890 shares reserved for issuance under the 1998 Non-Employee Director Stock Option Plan, none of which we expect to grant prior to the closing of this offering; and 82,191 shares reserved for issuance under our Employee Stock Purchase Plan, none of which we expect to issue prior to the closing of this offering; and

- 1,243,366 shares (based on the October 24, 2001 closing price of $21.32 per share) subject to issuance as contingent payments in connection with our recent acquisitions if stipulated revenue and/or financial targets are achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."

Unless otherwise noted, the information in this prospectus assumes that the over-allotment option granted to the underwriters has not been exercised.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents a summary of consolidated financial data for our business for the periods indicated. You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

----------------------------------------------------------------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
 (IN THOUSANDS, EXCEPT PER     -----------------------------------------------------    ------------------------------------
        SHARE DATA)             1996      1997(1)    1998(2)    1999(3)     2000(4)     2000 (UNAUDITED)    2001 (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue..............    $33,242    $49,455    $74,766    $120,760    $147,613    $         55,511    $        109,505
Commission and fee
  expense..................     21,049     32,439     46,111      53,108      50,804              18,912              40,026
Gross profit...............     12,193     17,016     28,655      67,652      96,809              36,599              69,479
Operating income...........      3,614      5,217      3,007(5)   18,129      20,964               4,808              14,473
Net income (loss)..........    $ 3,554    $ 4,234    $  (411)   $  8,831    $ 11,448    $          1,950    $          7,114
Net earnings (loss) per
  share:
  Basic....................    $  0.75    $  1.03    $ (0.08)   $   0.97    $   1.07    $           0.20    $           0.56
  Diluted..................    $  0.75    $  0.99    $ (0.08)   $   0.95    $   1.05    $           0.19    $           0.55
----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                   AS OF DECEMBER 31,                        AS OF JUNE 30, 2001
                                             -------------------------------    ----------------------------------------------
             (IN THOUSANDS)                  1998(2)    1999(3)     2000(4)     ACTUAL (UNAUDITED)    PRO FORMA(6) (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................    $12,102    $  4,832    $  7,598     $          8,199         $          8,199
Intangible assets--net...................     45,209      94,991     165,373              175,826                  187,971
Total assets.............................     67,493     125,524     219,855              226,917                  241,005
Debt:
  Current................................      4,344       7,252      11,968               12,016                   12,016
  Long term..............................     24,713      35,473      52,605               61,835                   16,110
Total liabilities........................     37,795      63,156     107,297              107,989                   63,513
Stockholders' equity.....................     29,698      62,368     112,558              118,928                  177,492
------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                       -----------------------------    ------------------------------------
                  (IN THOUSANDS)                       1998(2)    1999(3)    2000(4)    2000 (UNAUDITED)    2001 (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------
OTHER CONSOLIDATED DATA:
EBITA(7)...........................................    $4,239(5)  $22,499    $28,102    $          7,472    $         20,212
----------------------------------------------------------------------------------------------------------------------------

(1) Includes the results of operations attributable to the acquisition of Bank Compensation Strategies as of September 1, 1997.

(2) Includes the purchase and results of operations attributable to the acquisition of:
    - Schoenke & Associates as of September 1, 1998
    - Wiedemann & Johnson as of November 1, 1998

(3) Includes the purchase and results of operations attributable to the acquisition of:
    - National Institute for Community Banking as of January 1, 1999
    - Management Compensation Group/HealthCare as of April 1, 1999
    - The Wamberg Organization as of September 1, 1999
    - Banking Consultants of America as of October 1, 1999

(4) Includes the purchase and results of operations attributable to the acquisition of:
    - Christiansen & Associates as of January 1, 2000
    - The Watson Company as of February 1, 2000
    - Insurance Alliances Group as of May 5, 2000
    - W.M. Sheehan & Company, Inc. as of June 13, 2000
    - Pearl Meyer & Partners, Inc. as of June 21, 2000
    - Compensation Resource Group as of September 6, 2000
    - Forrest, Wagner & Associates as of October 23, 2000

(5) We accrued a non-recurring operating expense of $4.8 million in July 1998 for the fair value of put warrants which represented 1,525,424 shares of our common stock.

(6) Gives effect to:
    - our incurrence of additional debt under our credit facility and the issuance of 39,558 shares of our common stock to finance our acquisitions of Management Science Associates, Inc. on July 24, 2001 and Lyons Compensation and Benefits, LLC on August 31, 2001,
    - the sale by us of 3,000,000 shares of common stock in this offering at an assumed offering price of $21.32 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and
    - the use of the $57.6 million estimated net proceeds from the offering to repay outstanding indebtedness under our credit agreement.

(7) "EBITA" is defined as operating income before amortization of intangibles. EBITA is provided because it is a measure commonly used in our industry and as an indicator of a company's financial flexibility. EBITA should not be considered in isolation or as a substitute for operating income, cash flow from operating activities or other income or cash flow statement data or as a measure of our profitability or liquidity. We may calculate EBITA differently from other companies.

                                  RISK FACTORS

You should carefully consider the risks described below together with the other information contained in this prospectus or incorporated by reference before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties of which we are unaware or currently believe may be immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected.

RISKS RELATED TO OUR INDUSTRY

CHANGES IN FEDERAL TAX LAWS COULD MATERIALLY AND ADVERSELY AFFECT OUR RENEWAL INCOME AND ABILITY TO GAIN NEW BUSINESS.

Many of the compensation and benefit programs we design and implement for our clients are financed with business-owned life insurance. Business-owned life insurance programs are attractive to our current and prospective clients principally because of the tax advantages associated with such products. Commission and consulting revenue from these products represented 86.4%, 80.5% and 80.0% of our total revenues in 1999, 2000 and the six months ended June 30, 2001, respectively.

Previous administrations have sought to change the tax laws with respect to insurance funded benefit plans. Although we believe such proposals do not have widespread support in Congress, we cannot assure you that future Federal tax initiatives will not be proposed or enacted. If any changes in Federal tax laws are proposed or enacted that would reduce or eliminate the advantages associated with insurance programs, many policies could be surrendered. As a result, we could lose a substantial amount of renewal income and our ability to write new business could be curtailed.

THE INTERNAL REVENUE SERVICE HAS RECENTLY LAUNCHED TWO MAJOR ENFORCEMENT INITIATIVES THAT COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

During the past two years, the Internal Revenue Service ("IRS") has begun two major enforcement initiatives:

          (1) To disallow the interest deduction on certain leveraged business-owned life insurance programs sold prior to 1995. This would make these programs significantly less financially beneficial to our clients. To our knowledge, the IRS has prevailed on every issue it has litigated related to this initiative.

          While we stopped selling leveraged business-owned life insurance programs in 1995 and we do not expect any adverse impact on our revenue from this enforcement initiative, it is impossible to determine the impact of this initiative on a client's decision to continue or surrender an existing leveraged business-owned life insurance policy.

          (2) Under a recently issued Treasury Notice, the IRS and the Treasury Department are advising companies of their intent to alter the tax treatment accorded so called "equity split dollar arrangements" resulting in the individual insured being taxed on the increase in equity in the underlying insurance policy.

This enforcement initiative could result in reduced revenue. However, it is impossible to assess the impact of this enforcement initiative on our business at this time. We are working with a number of industry groups in an effort to mitigate the impact of this Treasury Notice.

OUR BUSINESS IS SUBJECT TO FLUCTUATIONS IN INTEREST RATES, STOCK PRICES AND GENERAL ECONOMIC CONDITIONS.

General economic conditions and market factors, such as changes in interest rates and stock prices, affect our commission and fee income and the extent to which clients keep their policies inforce year after year. Equity returns and interest rates can have a significant effect on the sale and profitability of many employee benefit programs whether they are financed by life insurance or other financial instruments. For example, if interest rates increase, competing products could become more attractive to potential purchasers of the programs we market. Further, a prolonged decrease in stock prices can have a significant effect on the sale and profitability of our clients' programs that are linked to stock market indices. We cannot guarantee that we will be able to compete with alternative products if these market forces make our clients' programs unattractive.

The U.S. economy has experienced a significant slow-down. This decline was exacerbated by the terrorist attacks on September 11, 2001. The general down cycle in the economy may adversely affect the financial condition of our clients, which in turn could result in a significant reduction in demand for compensation and benefit consulting services and programs. Current economic conditions, or any deterioration in those conditions, could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO REGULATION AT THE STATE LEVEL.

State governments extensively regulate life insurance activities. We sell our insurance products in all 50 states through licensed insurance consultants operating as independent agents as well as through our in-house sales staff. States have broad powers over licensing, payments of commissions, business practices, policy forms and premium rates. Insurance laws related to licensing, marketing activities and the receipt of commissions vary from state to state. While we have not encountered regulatory problems in the past, we cannot assure you that we or the consultants through whom we sell will be in compliance at all times with all applicable regulatory requirements of each state.

RISKS RELATED TO OUR COMPANY

WE FACE STRONG COMPETITION.

Our business is highly competitive. We compete with consulting firms, insurance brokers, third party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs.

- The direct competitors of our Compensation Resource Group include Management Compensation Group; Mullin Consulting; Newport Group; TBG Financial; and the Todd Organization.

- The competitors of our Banking Practice Group include The Benefit Marketing Group; Harris, Crouch, Miller, Scott, Long and Mann; and individual insurance agents where community banks are located.

- The primary competition for our Healthcare Group is: Hewitt Associates; Towers Perrin; Mercer Consulting Group and Hay Group, Inc.

- Although Pearl Meyer & Partners is one of the best established firms in the high level executive compensation consulting market, there are a number of firms that offer this service.

We may also face competition from large, diversified financial services firms willing and able to expend the resources to enter our markets and from large direct competitors that choose to pursue an acquisition or consolidation strategy similar to ours.

WE ARE DEPENDENT ON CERTAIN KEY CONSULTANTS.

Our top three consultants collectively accounted for approximately 22.3% of our total revenue in 1999, 10.8% in 2000 and 2.3% for the six months ended June 30, 2001. We enter into agreements with our consultants in which they agree not to compete with us for a period of time after their relationship with us terminates. During September 2001, the Compensation Resource Group and three of its consultants agreed to terminate their relationship. Combined, these consultants accounted for 1.2% of our first year commission revenue in 1999, 1.0% in 2000 and 1.9% for the six months ended June 30, 2001. The termination of this relationship will not materially impact renewal commission revenue. We cannot assure you that we will be able to maintain consultant relationships with our most productive consultants or that any non-competition provisions in the agreements will be honored or enforceable. Our business could suffer in the future as a result of the loss of any of our most productive consultants.

OUR BUSINESS DEPENDS ON THE RENEWAL COMMISSIONS WE GENERATE FROM THE LIFE INSURANCE POLICIES UNDERLYING OUR CLIENTS' COMPENSATION AND BENEFIT PROGRAMS.

We derive a substantial portion of our revenue from the renewal commissions we earn on the business-owned life insurance policies and other financial instruments that underlie our clients' compensation and benefit programs. We earn these annual commissions so long as the underlying policies remain in existence. If a client chooses to cancel a policy, we will stop receiving any renewal commissions and fees on that policy. In addition, if a client delays or reduces the annual premiums it pays on the underlying policy due to a flexible premium structure or financial difficulties, our renewal commissions will be correspondingly delayed or reduced.

OUR QUARTERLY OPERATING RESULTS CAN VARY DRAMATICALLY.

Our operating results can fluctuate considerably, especially when compared on a consecutive quarterly basis. We have experienced and may continue to experience large increases in revenue in the first and fourth quarters and our operating results may be affected by a number of factors including:

- funding for our bank-owned life insurance products occurs almost entirely in the fourth calendar quarter for banks;

- the majority of deferred compensation plans, marketed by our Compensation Resource Group, are financed in the first fiscal quarter;

- new or enhanced programs and services by us or our competitors and client acceptance or rejection;

- program development expenses;

- timing of significant sales;

- demand for our administrative services;

- competitive, legislative and regulatory conditions in our industry; and

- general economic conditions.

Our revenue is therefore difficult to forecast, and we believe that comparing our consecutive quarterly results of operations is not necessarily meaningful, nor does it indicate what results we will achieve for any subsequent period. In our business, past operating results are not reliable indicators of future performance. Significant fluctuations in our quarterly operating results could result in a sharp decline in the trading price of our common stock.

WE MAY NOT BE ABLE TO ACHIEVE OUR PROJECTED OPERATING RESULTS, WHICH COULD CAUSE A DECLINE IN OUR STOCK PRICE.

In our Quarterly Report on Form 10-Q for the six months ended June 30, 2001, we published revenue, EBITA and earnings per share forecasts for the third fiscal quarter of 2001, and full years 2001 and 2002. Due in part to the effects of the terrorist attacks on September 11, 2001, we do not expect to have achieved our forecasts for the third quarter, which caused our stock price to decline. Our forecasts are based on various assumptions and our best and most informed estimate at the time of preparation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Earnings Guidance." However, we can offer no assurance that the assumptions will prove accurate or that the forecasts will be achieved. Failure to achieve forecasted results, particularly for the first or fourth quarters which historically have been our most profitable, could have a severe adverse impact on the market price of our common stock.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM.

Our performance depends largely on the performance of our executive officers and key employees. It is important to us to keep and motivate high quality personnel, especially our management, consultants and program development teams. The loss of the services of any of our key employees, particularly W. T. Wamberg, Chairman of our board of directors and Chief Executive Officer; Thomas
M. Pyra, Chief Financial Officer and Chief Operations Officer; James C. Bean, Senior Vice President and Chief Integration Officer; William L. MacDonald, President of our Compensation Resource Group; Richard C. Chapman, President of our Banking Practice Group; Donald C. Wegmiller, President of our Healthcare Group; Pearl Meyer, President of Pearl Meyer & Partners; and Joe Rich/Beth Florin, Co-Presidents of Rich, Florin/Solutions, Inc., could have a material adverse effect on our business, financial condition and operating results. We cannot assure you that we will be successful in retaining our key personnel.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY OR INTEGRATE THE BUSINESSES WE ACQUIRE.

Since September 1997, we have completed 18 acquisitions. At any point in time, we may also be considering several other potential acquisitions. Future acquisitions may require substantial expenditures that will be financed through cash from operations, bank debt as well as future debt and/or equity offerings. We cannot assure you that funds will be available from banks or through the capital markets and, if so, on terms acceptable to us. If this were to occur, we may be unable to fully implement our acquisition strategy.

Acquisitions involve numerous risks, including:

- the diversion of our management's time and attention to the negotiation of the transaction and to the assimilation of the businesses acquired;

- the possible need to modify financial and other systems and add management resources; and

- unforeseen difficulties in the acquired operations.

An acquisition may not produce the revenue and profits we expect. Thus, an acquisition that fails to meet our expectations could have a material adverse effect on our business, financial condition and operating results.

A SUBSTANTIAL PORTION OF OUR TOTAL ASSETS ARE REPRESENTED BY INTANGIBLE ASSETS.

When we acquire a company, we normally acquire little in the way of tangible assets. Therefore, virtually the entire purchase price for the acquisition is allocated to intangible assets. The two primary elements of our intangible assets are inforce revenue and goodwill. The amounts of purchase price allocated to inforce revenue are determined by discounting the cash flow of future commissions adjusted for expected persistency, mortality and associated costs. The balance of the purchase price is allocated to goodwill. Many factors outside our control determine the persistency of our inforce business and we cannot be sure that the value we have allocated will ultimately be realized.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, we review intangible assets, including inforce revenue, and other long-lived assets for impairment on an annual basis or whenever changes in circumstances indicate that an impairment might exist. When any indicators are present, the estimated undiscounted cash flows are compared to the carrying amount of the assets. If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded. Any write-downs are treated as permanent reductions in the carrying amount of the asset.

If any component of our inforce revenue should become unrealizable, this could have a material adverse effect on our business, financial condition and operating results. We cannot assure you that all of our inforce revenue will be realizable or that accounting regulatory bodies will not impose shorter amortization periods.

On January 1, 2002, we will adopt Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, Business Combinations. These new rules affect the allocations between goodwill and other intangible assets. While we believe our current allocations of intangibles are already in accordance with the rules, we can give no assurance that the carrying value of our goodwill and intangible assets will not be affected by this new accounting standard.

On January 1, 2002, we will adopt Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Goodwill acquired in business combinations before June 30, 2001 will continue to be amortized until December 31, 2001. Any goodwill acquired in business combinations after June 30, 2001 will not be amortized. At adoption, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. We can give no assurance that the carrying value of our goodwill will not be affected by this new accounting standard.

A MAJORITY OF OUR COMMISSION REVENUE IS DERIVED FROM POLICIES WRITTEN BY A LIMITED NUMBER OF INSURANCE COMPANIES.

We depend on a select group of insurance companies to underwrite the insurance policies underlying the programs we sell. During 2000, 20 life insurance companies underwrote substantially all of the insurance policies underlying our clients' programs. Seven of these companies accounted for approximately 63.1% of our first year commission revenue in 1999, 63.1% in 2000 and 56.5% for the six months ended June 30, 2001. If our relationship with any of these insurance companies, or their financial condition, were to significantly change for any reason, we could experience a disruption in our ability to provide products and services to our clients. Although we believe such disruption would only be short term and that we would not experience any difficulties in securing replacement relationships with similar insurance companies, any long term delays in doing so could affect our ability to provide competitive financing alternatives to our clients.

OUR PRINCIPAL STOCKHOLDER WILL HAVE THE ABILITY TO INFLUENCE STOCKHOLDER ACTION.

W. T. Wamberg, our Chairman, President and Chief Executive Officer, will own approximately 12.4% of our outstanding common stock after this offering (assuming the underwriters do not exercise their over-allotment option). As a result, Mr. Wamberg is able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of Clark/Bardes that may otherwise be beneficial to you.

WE ARE SUBJECT TO LITIGATION WHICH MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND REPUTATION.

There are three lawsuits currently pending against us. While we intend to contest these actions and are confident we will prevail, we can offer no assurance that we will. In addition, while our insurance carriers have acknowledged coverage in two of the cases, a loss of any litigation could damage our business reputation.

ERRORS OR OMISSIONS IN THE SERVICES WE PROVIDE OUR CLIENTS MAY RESULT IN LIABILITIES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND REPUTATION.

We market, design and administer sophisticated financial products. Certain of our employees provide accounting, actuarial and other professional services in connection with marketing, designing and administering these programs. Our clients rely upon the services and interpretations rendered by our employees. To the extent any services or interpretations provided by our employees prove to be inaccurate, we may be liable for the damages, and such liability, to the extent not covered by existing insurance, could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON OUR INFORMATION PROCESSING SYSTEMS.

Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage, or other disruption could have a material adverse effect on our business, financial condition and results of operations. Although we have disaster recovery procedures in place and insurance to protect against such contingencies, we cannot assure you that such insurance or services will continue to be available at reasonable prices, cover all such losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide services.

RISKS RELATED TO OUR COMMON STOCK

THE TRADING PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO SIGNIFICANT
FLUCTUATIONS.

The trading price of our common stock could fluctuate significantly in response to variations in our operating results, changes in earnings estimates by securities analysts, changes in our business and changes in general market or economic conditions. In addition, in recent years the stock market has experienced significant price and volume fluctuations. Such market fluctuations could result in a sharp decline in the trading price of our common stock and the value of your investment.

THE ISSUANCE OF ADDITIONAL STOCK WILL DILUTE ALL OTHER STOCKHOLDINGS.

After this offering, we will have an aggregate of 741,547 shares of common stock authorized but unissued and not reserved for specific purposes. We may issue all of these shares without any action or approval by our stockholders. As of October 24, 2001, we had an aggregate of 2,096,968 unissued shares reserved for issuance under our employee and director incentive and compensation plans. In addition, 93,799 shares are reserved for issuance pursuant to outstanding options which were not granted pursuant to our incentive and compensation plans and 1,243,366 shares (based on the October 24, 2001 closing price of $21.32 per share) are subject to issuance as contingent payments in connection with our recent acquisitions if stipulated revenue and/or financial targets are achieved. We intend to continue to actively pursue acquisitions of competitors and related businesses and may issue shares of common stock in connection with those acquisitions. Any shares issued in connection with our acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

EXISTING STOCKHOLDERS CAN SELL A SUBSTANTIAL NUMBER OF THEIR SHARES IN THE PUBLIC MARKET AFTER THIS OFFERING, WHICH COULD DEPRESS OUR STOCK PRICE.

Sales of a substantial number of shares of our common stock in the open market after this offering, or the perception that such sales could occur, could adversely affect the trading price of our common stock. Immediately after this offering, Mr. Wamberg will hold 1,968,082 shares, representing approximately 12.4% of the outstanding shares of common stock (12.0% if the underwriters' over-allotment option is exercised in full) and other principal stockholders (which hold in excess of 5% of our outstanding shares) will hold 3,111,994 shares, representing approximately 19.7% of the outstanding shares of common stock (19.0% if the underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders." A decision by Mr. Wamberg or the other stockholders to sell shares of our common stock could adversely affect the trading price of our common stock. After this offering, we will have 15,824,320 shares of common stock outstanding. Of these shares, all 3,625,000 shares sold in the offering (other than shares, if any, purchased by our affiliates) will be freely tradable. Of the remaining 12,199,320 outstanding shares, 11,533,569 shares will be freely transferable and 665,751 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Certain of our executive officers, directors and principal and selling
stockholders, including Mr. Wamberg, holding in the aggregate      shares, have
agreed generally that for a period of 90 days following the date of this prospectus, they will not offer, sell or grant any option to purchase or otherwise dispose of our common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of J.P. Morgan Securities Inc. We have reserved for issuance 200,000 shares of our common stock under the Employee Stock Purchase Plan, 2.0 million shares under the Stock Option Plan and 100,000 shares under the Non-Employee Director Stock Option Plan, 1,298,836 of which are issuable upon exercise of options granted at the date of this prospectus, including options to purchase 810,337 shares exercisable as of the date of this prospectus or that will become exercisable within 60 days after the date of this prospectus.

DELAWARE LAW AND OUR CHARTER DOCUMENTS COULD PREVENT AN UNSOLICITED TAKEOVER.

Delaware law, as well as provisions of our certificate of incorporation and bylaws, could discourage unsolicited proposals to acquire us, even though such a proposal may be beneficial to you. These provisions include:

- a board of directors classified into three classes of directors with the directors of each class having staggered, three-year terms;

- our board's authority to issue shares of preferred stock without stockholder approval; and

- Delaware law restrictions on many business combinations and prohibitions on removing directors serving on a staggered board for any reason other than "for cause."

In addition, we have adopted a stockholder rights plan that could further discourage attempts to acquire control of us. These provisions of our certificate of incorporation, bylaws and Delaware law could discourage tender offers or other transactions that might otherwise result in your receiving a premium over the market price for our common stock.

WE DO NOT PLAN TO PAY DIVIDENDS.

Following this offering and consistent with our policy since our IPO in August 1998, we intend to retain any future earnings to fund growth and do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                           FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions related to the following:

- changes in tax legislation;
- federal and state regulations;
- our dependence on a select group of insurance companies;
- our dependence on key consultants and services of key personnel;
- our dependence on information processing systems and risk of errors or omissions;
- our dependence on persistency of existing business;
- risks associated with acquisitions;
- significant intangible assets;
- competitive factors and pricing pressures;
- general economic conditions;
- risks related to this offering; and
- our ability to achieve our earnings projections.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those anticipated. Any forward-looking statements you read in this prospectus or the documents incorporated herein by reference reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus or the documents incorporated by reference in this prospectus, which could cause actual results to differ before making an investment decision. You should refer to the section entitled "Risk Factors" beginning on page 9 of this prospectus for a discussion of risk factors that could cause actual results to differ materially from those indicated by the forward-looking statements. We disclaim any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

                                USE OF PROCEEDS

We will receive net proceeds from our sale of 3,000,000 shares of our common stock of approximately $57.6 million, based on an assumed offering price of $21.32 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, the net proceeds to us from the offering will be approximately $68.0 million. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

We intend to use all the net proceeds we receive in this offering to repay indebtedness outstanding under our credit agreement. This indebtedness matures on December 31, 2005 and carries an interest rate equal to 6.2% per annum. The proceeds of this indebtedness were used for acquisitions.

                        MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol CLKB. The following table sets forth for the periods indicated the high and low closing prices for our common stock, as reported on the Nasdaq National Market.

--------------------------------------------------------------------------------
                                                                  HIGH       LOW
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999:
First Quarter...............................................    $18.25    $13.06
Second Quarter..............................................     20.50     13.00
Third Quarter...............................................     20.63     16.00
Fourth Quarter..............................................     20.63     12.25
YEAR ENDED DECEMBER 31, 2000:
First Quarter...............................................     17.25     13.69
Second Quarter..............................................     16.81     13.44
Third Quarter...............................................     17.50      9.69
Fourth Quarter..............................................     12.63      9.50
YEAR ENDED DECEMBER 31, 2001:
First Quarter...............................................     12.13      8.00
Second Quarter..............................................     24.13      8.50
Third Quarter...............................................     30.51     17.91
Fourth Quarter through October 24, 2001.....................     25.05     21.04
--------------------------------------------------------------------------------

The closing price of our common stock on October 24, 2001, as reported on the Nasdaq National market, was $21.32 per share. As of October 24, 2001, we had 12,824,320 outstanding shares of common stock and approximately 520 stockholders of record, which does not include shares held in securities position listings.

                                DIVIDEND POLICY

Prior to our reorganization in July 1998, we conducted our business as an S corporation for federal income tax purposes. Under this form of organization, all earnings were deemed to be passed through directly to our stockholders, whether distributed or not. In order for our stockholders to pay the federal income taxes imposed by this form of organization, we made distributions to them. These distributions are shown as dividends in prior periods in our financial statements. Subsequent to our reorganization, we have not paid any dividends.

We intend to retain future earnings to fund growth and do not plan to pay any cash dividends in the foreseeable future. Under the terms of our credit agreement with Bank One, as agent in a five bank group, we cannot declare or pay dividends or return capital to our stockholders, nor can we authorize or make any other distribution, payment or delivery of property or cash to our stockholders, unless the bank group gives its prior written consent.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2001:

- on an actual basis;

- on a pro forma basis to give effect to our incurrence of additional debt under our credit facility and the issuance of 39,558 shares of our common stock to finance our recent acquisitions of Management Science Associates, Inc. and Lyons Compensation and Benefits, LLC; and

- on a pro forma as adjusted basis to give effect to (1) our incurrence of additional debt under our credit facility and the issuance of 39,558 shares of our common stock to finance our recent acquisitions of Management Science Associates and Lyons, (2) the sale by us of 3,000,000 shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses and (3) the use of the $57.6 million estimated net proceeds to repay outstanding indebtedness under our credit agreement.

You should read this information in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

------------------------------------------------------------------------------------------------
JUNE 30, 2001                                                                          PRO FORMA
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                          ACTUAL    PRO FORMA    AS ADJUSTED
------------------------------------------------------------------------------------------------
Current portion of long-term debt.........................  $ 12,016    $ 12,016       $ 12,016
                                                            ------------------------------------
Long-term debt, excluding current portion.................  $ 61,835    $ 73,673       $ 16,110
                                                            ------------------------------------
Stockholders' equity:
  Preferred Stock, $0.01 par value, 1,000,000 shares
     authorized, none issued..............................        --          --             --
  Common Stock, $0.01 par value, 20,000,000 shares
     authorized, 12,756,562 shares issued and outstanding
     (actual); 12,796,120 shares issued and outstanding
     (pro forma); and 15,796,120 shares issued and
     outstanding (pro forma as adjusted)..................       128         128            158
Paid-in capital...........................................    89,342      90,342        147,876
Retained earnings.........................................    30,737      30,737         30,737
Other comprehensive loss..................................    (1,279)     (1,279)        (1,279)
                                                            ------------------------------------
       Total stockholders' equity.........................   118,928     119,928        177,492
                                                            ------------------------------------
       Total capitalization...............................  $180,763    $193,601       $193,602
------------------------------------------------------------------------------------------------

This information excludes:

- 1,298,836 shares subject to options outstanding as of October 24, 2001 at an average exercise price of $11.70 per share;

- 794,550 shares reserved for issuance under our 1998 Stock Option Plan, none of which we expect to grant prior to the closing of this offering; 14,890 shares reserved for issuance under the 1998 Non-Employee Director Stock Option Plan, none of which we expect to grant prior to the closing of this offering; and 82,191 shares reserved for issuance under our Employee

Stock Purchase Plan, none of which we expect to issue prior to the closing of this offering; and

- 1,243,366 shares (based on the October 24, 2001 closing price of $21.32 per share) subject to issuance as contingent payments in connection with our recent acquisitions if stipulated revenue and/or financial targets are achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."

Unless otherwise noted, the information in this prospectus assumes that the over-allotment option granted to the underwriters has not been exercised.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with our consolidated financial statements and the related notes incorporated by reference in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of and for each of the five years in the period ended December 31, 2000 was derived from our audited financial statements. The selected consolidated financial data as of and for the six month periods ended June 30, 2000 and 2001 was derived from our unaudited financial statements prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of our financial data for such periods. The financial data for the six month period ended June 30, 2001 are not necessarily indicative of our results of operations that may be expected for the full year.

---------------------------------------------------------------------------------------------------------------------------
                                                                                                           SIX MONTHS ENDED
                                                                                                                   JUNE 30,
                                                                        YEAR ENDED DECEMBER 31,   -------------------------
(IN THOUSANDS, EXCEPT SHARE AND      ----------------------------------------------------------          2000          2001
PER SHARE DATA)                           1996     1997(1)     1998(2)     1999(3)      2000(4)   (UNAUDITED)   (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenue:
  First year commissions and
    related fees...................  $  11,382   $  22,516   $  36,841   $  67,678   $   77,273   $   28,505    $   56,657
  Renewal commissions and related
    fees...........................     21,860      26,939      37,925      53,082       64,313       26,800        42,416
  Consulting fees..................         --          --          --          --        6,027          206        10,432
                                     --------------------------------------------------------------------------------------
    Total..........................     33,242      49,455      74,766     120,760      147,613       55,511       109,505
Commission and fee expense.........     21,049      32,439      46,111      53,108       50,804       18,912        40,026
                                     --------------------------------------------------------------------------------------
    Gross profit...................     12,193      17,016      28,655      67,652       96,809       36,599        69,479
                                     --------------------------------------------------------------------------------------
Operating expenses:
  General and administrative.......      8,579      11,504      19,616      45,153       68,189       29,127        49,267
  Amortization.....................         --         295       1,232       4,370        7,138        2,664         5,739
  Non-recurring(5)(6)..............         --          --       4,800          --          518           --            --
                                     --------------------------------------------------------------------------------------
Operating income...................      3,614       5,217       3,007      18,129       20,964        4,808        14,473
                                     --------------------------------------------------------------------------------------
Non-operating income(7)............         --          --          --          --        1,001           --           119
Interest income....................        121         189         565         329          278          127           202
Interest expense...................         --      (1,112)     (3,166)     (3,548)      (4,970)      (1,825)       (2,940)
                                     --------------------------------------------------------------------------------------
Income before taxes................      3,735       4,294         406      14,910       17,273        3,110        11,854
Income taxes(8)....................        181          60         817       6,079        5,825        1,160         4,740
                                     --------------------------------------------------------------------------------------
    Net income (loss)..............  $   3,554   $   4,234   $    (411)  $   8,831   $   11,448   $    1,950    $    7,114
                                     --------------------------------------------------------------------------------------
BASIC NET INCOME (LOSS)
  PER COMMON SHARE:
Net income (loss)..................  $    0.75   $    1.03   $   (0.08)  $    0.97   $     1.07   $     0.20    $     0.56
Weighted average shares............  4,709,252   4,119,387   5,006,009   9,077,775   10,744,718    9,796,824    12,718,273
DILUTED NET INCOME (LOSS)
  PER COMMON SHARE:
Net income (loss)..................  $    0.75   $    0.99   $   (0.08)  $    0.95   $     1.05   $     0.19    $     0.55
Weighted average shares............  4,709,252   4,398,593   5,006,009   9,328,939   10,880,093   10,074,062    12,914,812
---------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                                                 AS OF DECEMBER 31,              AS OF
                                   ------------------------------------------------      JUNE 30, 2001
(IN THOUSANDS)                       1996   1997(1)   1998(2)    1999(3)    2000(4)        (UNAUDITED)
------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........  $4,882   $ 3,783   $12,102   $  4,832   $  7,598   $          8,199
Intangible assets--net...........      --    24,089    45,209     94,991    165,373            175,826
Total assets.....................   8,525    36,901    67,493    125,524    219,855            226,917
Debt:
  Current........................      --     4,325     4,344      7,252     11,968             12,016
  Long term......................      --    32,838    24,713     35,473     52,605             61,835
Total liabilities................   4,713    42,581    37,795     63,156    107,297            107,989
Stockholders' equity
  (deficit)(9)...................   3,812    (5,680)   29,698     62,368    112,558            118,928
------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                                SIX MONTHS ENDED
                                                                                                        JUNE 30,
                                                   YEAR ENDED DECEMBER 31,   -----------------------------------
                           -----------------------------------------------               2000               2001
(IN THOUSANDS)               1996   1997(1)   1998(2)    1999(3)   2000(4)        (UNAUDITED)        (UNAUDITED)
----------------------------------------------------------------------------------------------------------------
OTHER CONSOLIDATED DATA:
EBITA(10)................  $3,614   $5,512    $4,239(5)  $22,499   $28,102   $          7,472   $         20,212
----------------------------------------------------------------------------------------------------------------

 (1) Includes the results of operations attributable to the acquisition of Bank Compensation Strategies as of September 1, 1997.

 (2) Includes the purchase and results of operations attributable to the acquisition of:
     - Schoenke & Associates as of September 1, 1998
     - Wiedemann & Johnson as of November 1, 1998

 (3) Includes the purchase and results of operations attributable to the acquisition of:
     - National Institute for Community Banking as of January 1, 1999
     - Management Compensation Group/HealthCare as of April 1, 1999
     - The Wamberg Organization as of September 1, 1999
     - Banking Consultants of America as of October 1, 1999

 (4) Includes the purchase and results of operations attributable to the acquisition of:
     - Christiansen & Associates as of January 1, 2000
     - The Watson Company as of February 1, 2000
     - Insurance Alliances Group as of May 5, 2000
     - W.M. Sheehan & Company, Inc. as of June 13, 2000
     - Pearl Meyer & Partners, Inc. as of June 21, 2000
     - Compensation Resource Group as of September 6, 2000
     - Forrest, Wagner & Associates as of October 23, 2000

 (5) We accrued $4.8 million in July 1998 for the fair value of put warrants which represented 1,525,424 shares of our common stock.

 (6) In 2000, we incurred a non-recurring operating expense of $518,000 in connection with the integration of our acquisition of Compensation Resource Group.

 (7) In 2000, we received $1.0 million of life insurance proceeds as the result of the death of a sales consultant.

 (8) For periods prior to July 31, 1998, income tax expense reflects our liability for state income taxes only. No provision for federal income taxes had been made prior to July 31, 1998 because we had elected to be treated as an S corporation for federal income tax purposes.

 (9) The decrease in stockholders' equity in 1997 resulted from our predecessor company's net repurchase of 3.1 million shares of its common stock for a net consideration of approximately $9.5 million and distributions totaling $4.3 million to stockholders.

(10) "EBITA" is defined as operating income before amortization of intangibles. EBITA is provided because it is a measure commonly used in our industry as an indicator of a company's financial flexibility. EBITA should not be considered in isolation or as a substitute for operating income, cash flow from operating activities or other income or cash flow statement data or as a measure of our profitability or liquidity. We may calculate EBITA differently from other companies.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following section should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus and the other information appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions which could cause actual results to differ materially from management's expectations. Factors that could cause such differences include those discussed in "Risk Factors."

OVERVIEW

Founded in 1967, we are one of the leading executive compensation and benefits consulting companies in the United States specializing in servicing large corporations, banks and healthcare organizations. Our mission is to aid our clients in attracting, rewarding and keeping their best people. Our executive benefits practice has over 3,400 clients that use our customized programs to supplement and secure benefits for their executives, key employees and other professionals and to offset costs of employee benefit liabilities. Our compensation consulting practice, which has expanded significantly in the last few years, primarily through acquisition, has an additional 800 clients that have relied on our consultants to structure their compensation programs.

We have four operating groups:

- Compensation Resource Group

- Banking Practice Group

- Healthcare Group

- Compensation Consulting Group

Each of our groups is focused on the evaluation, design, implementation and administration of innovative compensation and benefit programs that help our clients attract and retain executives, key employees and other professionals. Our groups operate from separate locations with their own executive, marketing and administrative staffs. We have structured the groups to be independent because each has an established reputation in its distinct markets and a specific expertise required to serve those markets.

Our corporate executive office in North Barrington, Illinois, provides the overall management direction for our company. Our executive staff handles each group's financial, legal and human resource policies, provides strategic direction and conducts our acquisition program.

RECENT DEVELOPMENTS

While we have not yet completed preparation of our unaudited financial statements for the three months ended September 30, 2001, based on currently available information, we expect that earnings per share for the three months ended September 30, 2001 will be between $0.12 and $0.14, which reflects a reduction in the effective income tax rate for the period. During this period, we received approval from the Internal Revenue Service for an income tax refund of approximately $1.7 million, the result of which is expected to reduce our effective income tax rate for the full year. Earnings per share, excluding the tax benefit for the three months ended September 30, 2001, are estimated to be $0.08 to $0.10, slightly below management's expectations.

We believe that our lower-than-expected operating results for the third quarter can be attributed primarily to the terrorist attacks on September 11, 2001. While none of our operations or business were directly affected by these attacks, they did cause a significant interruption in the general ability of both us and our clients to conduct business for the remainder of the third quarter. Although we have resumed normal business operations, we cannot predict how this national tragedy will impact our business in the future. The terrorist attacks have negatively impacted, and may continue to negatively impact, the U.S. economy in general and the New York City metropolitan area, where we and many of our clients and potential clients have a significant presence. The general down cycle in the U.S. economy may adversely affect the financial condition of our clients and result in a further delay, reduction or elimination of their demand for our products, which in turn, will reduce our income.

REVENUE SOURCES AND RECOGNITION

Our operating groups derive their revenue from commissions paid by the insurance companies that underwrite the insurance policies used to finance our clients' compensation and benefit programs and from fees paid by clients. Commissions paid by insurance companies vary by policy and by program and usually represent a percentage of the premium or the cash surrender value of the insurance policies underlying our clients' programs. We characterize our revenue as either first year commissions and related fees, renewal commissions and related fees or consulting fees.

- First year commissions and related fees. First year revenue is derived from the commissions we earn when the client first purchases the policies underlying their programs. This revenue is recognized at the time the client's application is substantially completed, the client is contractually committed to purchase the insurance policies and the premiums are paid by the client to the insurance company. In addition, first year revenue includes fees we may charge incident to the services we provide in the design and development of a specific benefit program.

Our first year commission revenue is subject to charge-back, which means the insurance companies retain the right to recover commissions paid in the event policies prematurely terminate. Our charge-back schedules differ by product and usually apply to first year commission only. A typical charge-back schedule, based on a percent of first year commission, is as follows:

--------------------------------------------------------------------
Year 1......................................................    100%
Year 2......................................................     50%
Year 3......................................................     50%
Year 4......................................................     25%
Year 5 and beyond...........................................      0%
--------------------------------------------------------------------

During the past three years we have not experienced any significant charge-backs.

- Renewal commissions and related fees. Renewal revenue is the annual commission we earn from the premiums on the policies underlying the benefit programs we have sold in prior periods. These commissions typically extend for a period of ten years or more after the sale of the insurance policy and are paid so long as the policy is in force. Renewal commission revenue is recognized on the date that the annual renewal premium is due or paid to the insurance company, depending on the type of policy. Renewal revenue also includes fees we charge our clients for the administration of their benefit programs.

- Consulting fees. Consulting fee revenue consists of fees for the services we perform in advising our clients on their executive compensation programs. These fees are based on a rate per hour arrangement and are earned when the service is rendered.

A substantial portion of our revenues are earned from products and services whose marketability is directly affected by tax laws and regulations. Any change in tax laws or regulations which adversely affects the marketability of our products and services could have a material adverse effect on our revenues. See "Risk Factors--Changes in federal tax law generally could materially and adversely affect our business" and "--The Internal Revenue Service has recently launched two major enforcement initiatives which could materially and adversely affect our business."

ACQUISITIONS

Our financial results during the six months ended June 30, 2001 and the year ended December 31, 2000 reflect growth both from our existing businesses as well as from acquisitions. Increases in revenue and operating income attributable to acquisitions reflect those businesses acquired during the preceding four quarters of the reporting cycle. Once acquired businesses have been integrated, they become part of existing business results for reporting purposes. The tables below summarize the dollar amount of growth attributable to both existing businesses and acquired businesses and the percentage growth of existing businesses during the periods presented.

-------------------------------------------------------------------------------------------------------
                                                                                              GROWTH OF
                                           YEAR ENDED                                          EXISTING
                                         DECEMBER 31,                       INCREASE         BUSINESSES
                                 --------------------         NET       ATTRIBUTABLE    ---------------
(DOLLARS IN THOUSANDS)               1999        2000    INCREASE    TO ACQUISITIONS         $     RATE
-------------------------------------------------------------------------------------------------------
Revenue......................    $120,760    $147,613    $26,853          $18,994       $7,859     6.5%
Operating income.............      18,129      20,964      2,835            1,968          867     4.8%
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                                                              GROWTH OF
                                     SIX MONTHS ENDED                                          EXISTING
                                             JUNE 30,                       INCREASE         BUSINESSES
                                 --------------------         NET       ATTRIBUTABLE    ---------------
(DOLLARS IN THOUSANDS)               2000        2001    INCREASE    TO ACQUISITIONS         $     RATE
-------------------------------------------------------------------------------------------------------
Revenue......................    $ 55,511    $109,505    $53,994          $48,360       $5,634    10.1%
Operating income.............       4,808      14,473      9,665            9,597           68     1.4%
-------------------------------------------------------------------------------------------------------

ACQUISITIONS COMPLETED DURING 2000 AND 2001

Our two largest acquisitions during 2000 and 2001 were Compensation Resource Group, Inc. and Pearl Meyer & Partners, Inc. Concurrent with these two major acquisitions, we created two of our operating groups--the Compensation Resource Group and the Compensation Consulting Group (formerly our Pearl Meyer division).

Compensation Resource Group, Inc. On September 6, 2000, we acquired all the issued and outstanding capital stock of Compensation Resource Group, Inc. ("CRG"). Prior to the acquisition, we had no material relationship with CRG. The total purchase price of $30.5 million, not including acquisition expenses, consisted of $11.4 million in cash, 596,463 shares of our common stock having an aggregate value of $6.1 million based on the then current closing price and the repayment of approximately $13.0 million of CRG's long term debt. We will also have to pay bonuses of up to $20 million if stipulated revenue and operating income objectives are achieved during the years ended December 31, 2003 to 2005. Acquisition expenses were $735,000. The cash portion of the purchase price was borrowed under our line of credit. The acquisition of CRG has been accounted for as a purchase with $26.7 million of the purchase price allocated to the present value of inforce revenue and amortized over a period of thirty years and $11.6 million allocated to goodwill. The goodwill allocation includes $7.1 million of net deferred tax liabilities arising from the portion of the purchase price that will not be deductible for federal income tax purposes.

The unaudited pro forma financial information below presents the results of CRG and ourselves as if the CRG acquisition had occurred on the first date of the period specified:

-------------------------------------------------------------------------------------------------
                                                                      YEAR ENDED
                                                                    DECEMBER 31,       SIX MONTHS
                                                            --------------------            ENDED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        1999        2000    JUNE 30, 2000
-------------------------------------------------------------------------------------------------
Pro forma:
  Revenue...............................................    $148,487    $181,787       $74,717
  Net income............................................       5,957       9,500           352
  Diluted earnings per share............................        0.60        0.84          0.03
-------------------------------------------------------------------------------------------------

Pearl Meyer & Partners, Inc. On June 21, 2000, we acquired all of the issued and outstanding capital stock of Pearl Meyer & Partners, Inc. ("Pearl Meyer"). The total purchase price of $25.9 million, not including expenses, consisted of $21.9 million in cash and 250,000 shares of our common stock with a value of $4.0 million based on the then current closing price. We will have to pay an additional $2.0 million in the first quarter of 2002 upon the achievement of a defined operating income objective during the eighteen months subsequent to the purchase. This payment, when earned, will be accounted for as additional purchase price to be amortized over the remainder of the original twenty-year period. Acquisition expenses were $720,000. The cash portion of the purchase price was borrowed under our line of credit. The acquisition has been accounted for as a purchase with $23.5 million of the purchase price allocated to goodwill and the remainder allocated to tangible assets.

The unaudited pro forma information below presents the results of Pearl Meyer and ourselves as if the Pearl Meyer acquisition had occurred on the first date of the period specified:

------------------------------------------------------------------------------------------------
                                                                      YEAR ENDED
                                                                    DECEMBER 31,      SIX MONTHS
                                                            --------------------           ENDED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        1999        2000   JUNE 30, 2000
------------------------------------------------------------------------------------------------
Pro forma:
  Revenue...............................................    $133,339    $154,557      $61,603
  Net income............................................       7,562      12,143        2,563
  Diluted earnings per share............................        0.79        1.10         0.25
------------------------------------------------------------------------------------------------

Other acquisitions. Other acquisitions completed in 2000 and 2001 included the companies listed below. To acquire these companies, we paid a total of $30.1 million in cash and issued a total of 83,272 shares of common stock. In addition, we may have to pay a total additional amount of $23.8 million (approximately $10.1 million of which will be in the form of common stock) if stipulated revenue and/or other financial targets are achieved during the periods specified in the relevant acquisition agreements. These payments, when earned, will be accounted for as additional purchase price to be amortized over the remainder of the original goodwill amortization period.

- Lyons Compensation and Benefits, LLC--a Waltham, Massachusetts based provider of executive compensation and benefit plans;

- Rich, Florin/Solutions, Inc.--a Boston, Massachusetts compensation consulting company;

- Forrest, Wagner & Associates--a regional firm specializing in corporate benefit programs;

- Two add-on acquisitions to our Healthcare Group--Management Science Associates, Inc. and Partners First; and

- Three add-on acquisitions for our Banking Practice Group--Christiansen & Associates, The Watson Company and W.M. Sheehan & Company, Inc.

OTHER DEVELOPMENTS

DISPOSITION OF ASSETS

We acquired Insurance Alliances Group in May 2000 with the intent of establishing it as our estate planning division. We have been unable to develop this business to the size and scope we contemplated at the time of its acquisition and on September 21, 2001, we sold substantially all of the assets of this business. However, we have retained and will continue to service the former company's inforce revenue stream and maintain a production arrangement with the former business owner.

FEDERAL INCOME TAXES

As a result of amending our federal income tax returns for the years ended December 31, 1998 and 1999, we expect to receive a one-time tax refund of $1.7 million, or approximately $0.15 per diluted share outstanding at September 30, 2001. This amount does not include accrued interest.

RESULTS OF OPERATIONS

The following table sets forth our results of operations as a percentage of total revenue for the periods presented.

--------------------------------------------------------------------------------------------------
                                                                                     SIX MONTHS
                                                         YEAR ENDED                    ENDED
                                                        DECEMBER 31,                  JUNE 30,
                                                 ---------------------------      ----------------
                                                 1998       1999       2000       2000       2001
--------------------------------------------------------------------------------------------------
Gross profit.................................    38.3%      56.0%      65.6%      65.9%      63.4%
EBITA........................................      5.7       18.6       19.0       13.5       18.5
Operating income.............................      4.0       15.0       14.2        8.7       13.2
Income before taxes..........................      0.5       12.3       11.7        5.6       10.8
Net income (loss)............................     (0.5)       7.3        7.8        3.5        6.5
--------------------------------------------------------------------------------------------------

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

Revenue. For the six months ended June 30, 2001 and June 30, 2000, our total revenues were $109.5 million and $55.5 million, respectively. The increase of $54.0 million resulted primarily from our acquisition of CRG, which contributed $20.9 million of the increase in the form of first year commission revenue and $15.6 million of the increase in the form of renewal commission revenue, and from our higher level of compensation consulting fees which accounted for $10.2 million of the increase in revenue.

Gross profit. Gross profit for the first six months of 2001 was $69.5 million, an 89.8% increase over $36.6 million for the same period in 2000. The acquisition of CRG contributed $16.6 million to gross profit and compensation consulting fees from acquisitions of Pearl Meyer & Partners and Rich/Florin Solutions, Inc. contributed $10.2 million to gross profit.

For the six months ended June 30, 2001 and June 30, 2000, our gross profit margin was 63.4% and 65.9%, respectively. Our gross margin declined primarily due to increased revenue generated by our Compensation Resource Group, which has the lowest gross margin of any of our groups. These lower margins are offset by the increasing revenue and relatively higher gross margins of the Compensation Consulting Group.

General and administrative expense. General and administrative expense for the six months ended June 30, 2001 was $49.3 million, an increase of $20.2 million, or 69.1%, as compared to the same period in 2000. General and administrative expense increased due to: the natural increase in expense required to support increased revenue and operations; our acquisition of CRG, which added an additional $5.6 million to expense; a $3.0 million increase in corporate general and administrative expense which reflects litigation expenditures along with the normal expenditures required to bring our North Barrington corporate office, established in 1999, to the proper level of operation; and an increase in expenses of our Banking Practice and Healthcare Groups.

Amortization. Amortization of intangibles was $5.7 million for the six months ended June 30, 2001, a 115.4% increase over the same period in 2000. This increase was solely the result of our acquisition program.

Interest expense--net. Net interest expense for the six months ended June 30, 2001 was $2.7 million, an increase of $1.0 million, or 61.2%, as compared to the same period in 2000.

This was due to an increase in our borrowings to support our acquisition program. Our average long-term debt during the first six months of 2001 was $69.2 million compared with $51.8 million for the same period in 2000.

Income taxes. Income taxes for the first six months of 2001 were $4.7 million, which resulted in an effective rate of 40.0%, compared with $1.2 million, or an effective tax rate of 37.3%, for the same period in 2000. For the first six months of 2001, our combined federal and state income tax rate was 40.0%. There are a number of factors that influence our tax rates, the most important of which is the effect of non-deductible amortization arising from our acquisition program. We can give no assurance that our overall effective tax rate will be maintained at current levels.

Net income. Our net income for the six months ended June 30, 2001 was $7.1 million, or $0.55 per diluted share, an increase of 264.8% over $2.0 million, or $0.19 per diluted share, for the six months ended June 30, 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenue. For the year ended December 31, 2000, our total revenue was $147.6 million, an increase of 22.2% over $120.8 million for the year ended December 31, 1999. This increase in total revenue was attributable primarily to significant increases in first year commission revenue from business-owned life insurance and our acquisitions of CRG and Pearl Meyer in 2000. Revenue also benefited from the inclusion of the Healthcare Group for a full twelve months compared with nine months in 1999.

Gross profit. Gross profit for 2000 was $96.8 million, a 43.1% increase over $67.7 million for 1999. Gross profit margin for 2000 and 1999 was 65.6% and 56.0%, respectively, reflecting the reduction of commissions paid to The Wamberg Organization, our largest independent consultant which we acquired in September 1999.

General and administrative expense. General and administrative expense was $68.2 million, an increase of $23.0 million, or 51.0%, over 1999. General and administrative expense increased due to the natural increase in expenses required to support increased revenue and operations, the inclusion of our Healthcare Group and other acquisitions for a full year and higher corporate general and administrative expense.

During 2000, corporate general and administrative expense was $9.1 million, including $518,000 of reorganization expenses and $500,000 of legal expenses relating to acquisitions that were not consummated. Results also include the net loss of $617,000 from the Insurance Alliance Group acquisition. Excluding this component, corporate general and administrative expense would have been $8.5 million for 2000. Total expenses for 1999, the year our corporate office was established in North Barrington, were $5.9 million.

Amortization. Amortization of intangibles increased $2.8 million or 63.3% over 1999. The entire amount is attributable to companies acquired in 2000 and the full year's effect of companies acquired in 1999.

Interest expense--net. Net interest expense was $4.7 million in 2000, a 45.8% increase from the $3.2 million net interest expense in 1999. This was due to a $21.8 million increase in our net borrowings in 2000.

Non-operating income. In the fourth quarter of 2000, we received $1.0 million of life insurance proceeds as a result of the death of one of our employees. This one time credit increased net income for 2000 by approximately $0.09 per share.

Income taxes. Income taxes in 2000 were $5.8 million which resulted in an effective tax rate of 33.7% compared with $6.1 million or an effective tax rate of 40.8% in 1999. Tax expense in 2000 was reduced by two non-recurring factors:

- the receipt of $500,000 of state tax refunds--a direct reduction of our state income tax expense; and

- the receipt of $1.0 million of non-taxable life insurance proceeds as a result of the death of one of our employees.

Net income. Net income of $11.4 million in 2000 represented a $2.6 million, or 29.6% increase over 1999. On a diluted per share basis, earnings of $1.05 were $0.10, or 10.5%, over 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Revenue. For the year ended December 31, 1999, our total revenue was $120.8 million, an increase of 61.5% over $74.8 million for the year ended December 31, 1998. This increase in total revenue was attributable primarily to the recently acquired Healthcare Group which produced $16.4 million, or 35.7%, of this increase. Additionally, significant increases in first year commission revenue generated from the large-bank market attributed to the increase in total revenue. In this market, we were able to restructure certain commission arrangements on existing products with our insurance carriers in order to receive an additional $6.9 million of new-business revenue in the first year.

Gross profit. Gross profit for 1999 was $67.7 million, a 136.1% increase over $28.7 million for 1998. Gross profit margin for 1999 and 1998 was 56.0% and 38.3%, respectively. Several factors contributed to this improvement:

- our acquisitions of The Wamberg Organization and National Institute for Community Banking ("NICB"), the effect of which was to eliminate commission expense that was previously paid to these organizations on both first year and renewal commission revenue;

- our acquisition of the Healthcare Group which generates its revenue through an in-house sales staff that is paid a lower commission percentage than our traditional independent representatives; and

- a higher volume of first year commission revenue coming from internal sales efforts.

General and administrative expense. General and administrative expense was $45.2 million, an increase of $25.5 million, or 130.2%, over 1998. The increase in general and administrative expense can be attributed to the following:

- our acquisition of The Wamberg Organization which was formerly an independent sales office;

- our acquisition of NICB, which allowed us to replace some of the commissions previously paid to NICB with salaries;

- consolidation of certain financial and administrative functions into our new corporate offices in North Barrington, Illinois; and

- our shifting the Healthcare Group's sales force from commissions to salary and bonus.

Amortization. Amortization of intangibles increased $3.1 million, or 254.7%, over 1998 due to the acquisition of our Healthcare Group and The Wamberg Organization.

Non-recurring operating expense. We accrued $4.8 million in July 1998 for the fair value of put warrants which represented 1,525,424 shares of our common stock.

Interest expense--net. Net interest expense was $3.2 million in 1999, a 23.8% increase from the $2.6 million of net interest expense in 1998. This increase resulted primarily from a net increase in borrowings of $13.7 million to support our acquisition program.

Income taxes. Income taxes in 1999 were $6.1 million which resulted in an effective tax rate of 40.8%. Prior to our IPO in August 1998, we conducted our business as an S corporation for federal income tax purposes and all earnings were deemed to be passed through directly to our stockholders.

Net income. Net income was $8.8 million compared with a net loss in 1998 of $411,000. Similarly, diluted earnings per share increased to $0.95 compared to an $0.08 loss in 1998.

OPERATING GROUP RESULTS

The following analyses describes the results of each of our operating groups on a stand-alone basis. We have not made any allocation of corporate overhead or interest.

COMPENSATION RESOURCE GROUP

Our Compensation Resource Group, formerly our Clark/Bardes division, now consists of the original non-banking business as well as the non-banking revenues from the Schoenke & Associates, Wiedemann & Johnson, The Wamberg Organization and CRG acquisitions.

In order to streamline the focus of this group on non-bank corporate benefits, the banking business was transferred to the Banking Practice Group, effective January 1, 2001, and the

Compensation Resource Group now concentrates on non-qualified executive compensation and benefit plans for large corporations.

------------------------------------------------------------------------------------------------------
                                                                                    SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                                           ---------------------------------      --------------------
        (DOLLARS IN THOUSANDS)              1998         1999         2000         2000         2001
------------------------------------------------------------------------------------------------------
Revenue:
  First year commissions and related
     fees..............................    $ 6,879      $ 7,884      $21,376      $ 5,304      $26,317
  Renewal commissions and related
     fees..............................     16,467       24,537       25,766        9,385       25,024
                                           -----------------------------------------------------------
     Total.............................     23,346       32,421       47,142       14,689       51,341
Commission expense.....................     14,384       14,023       20,474        6,578       26,553
                                           -----------------------------------------------------------
Gross profit...........................      8,962       18,398       26,668        8,111       24,788
     % of revenue......................      38.4%        56.7%        56.6%        55.2%        48.3%
                                           -----------------------------------------------------------
Expenses:
  General and administrative...........    $ 7,339      $ 9,866      $15,791      $ 6,098      $14,295
     % of revenue......................      31.4%        30.4%        33.5%        41.5%        27.8%
  Amortization of intangibles..........    $   127      $   951      $ 1,946      $   382      $ 2,514
     % of revenue......................       0.5%         2.9%         4.1%         2.6%         4.9%
                                           -----------------------------------------------------------
     Total.............................    $ 7,466      $10,817      $17,737      $ 6,480      $16,809
Operating income.......................      1,496        7,581        8,931        1,631        7,979
     % of revenue......................       6.4%        23.4%        18.9%        11.1%        15.5%
------------------------------------------------------------------------------------------------------

The CRG acquisition contributed:

- $13.0 million, or 88.4%, of the group's $14.7 million revenue increase in 2000.

- $37.8 million, or 103.0%, of the $36.7 million revenue increase in the first six months of 2001.

The Compensation Resource Group's operating income for the six months ended June 30, 2001 has been affected by a higher than historical commission expense. Operating expenses and amortization for the first six months of 2001 have also increased as a result of the CRG acquisition.

BANKING PRACTICE GROUP

The main source of growth in our Banking Practice Group has been the acquisitions of several regional firms which all have strong positions in their local markets: Bank Compensation

Strategies, National Institute for Community Banking, Banking Consultants of America, Christiansen & Associates, Watson Company and W.M. Sheehan & Company.

---------------------------------------------------------------------------------------------------
                                                                                   SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,              JUNE 30,
                                                -----------------------------    ------------------
(DOLLARS IN THOUSANDS)                             1998       1999       2000       2000       2001
---------------------------------------------------------------------------------------------------
Revenue:
  First year commissions and related fees...    $29,962    $47,204    $38,835    $15,016    $21,786
  Renewal commissions and related fees......     21,458     24,687     32,783     14,672     14,530
                                                ---------------------------------------------------
       Total................................     51,420     71,891     71,618     29,688     36,316
Commission expense..........................     31,727     37,192     27,618     11,116     12,073
                                                ---------------------------------------------------
Gross profit................................     19,693     34,699     44,153     18,572     24,243
     % of revenue...........................      38.3%      48.3%      61.7%      62.6%      66.8%
                                                ---------------------------------------------------
Expenses:
  General and administrative................    $12,277    $16,850    $22,268    $10,846    $12,651
       % of revenue.........................      23.9%      23.4%      31.1%      36.5%      34.8%
  Amortization of intangibles...............    $ 1,105    $ 2,059    $ 2,625    $ 1,285    $ 1,191
       % of revenue.........................       2.1%       2.9%       3.7%       4.3%       3.3%
                                                ---------------------------------------------------
       Total................................    $13,382    $18,909    $24,893    $12,131    $13,842
Operating income............................      6,311     15,790     19,260      6,441     10,401
     % of revenue...........................      12.3%      22.0%      26.9%      21.7%      28.6%
---------------------------------------------------------------------------------------------------

HEALTHCARE GROUP

During 1999, we purchased Management Compensation Group/HealthCare, an executive benefit consulting organization servicing the healthcare industry that subsequently became our Healthcare Group.

-------------------------------------------------------------------------------------------------
                                                                 YEAR ENDED      SIX MONTHS ENDED
                                                               DECEMBER 31,              JUNE 30,
                                                         ------------------    ------------------
(DOLLARS IN THOUSANDS)                                     1999*       2000       2000       2001
-------------------------------------------------------------------------------------------------
Revenue:
  First year commissions and related fees............    $12,516    $16,870    $ 8,104    $ 8,554
  Renewal commissions and related fees...............      3,932      5,269      2,743      2,862
                                                         ----------------------------------------
       Total.........................................     16,448     22,139     10,847     11,416
Commission expense...................................      1,893      2,811      1,217      1,400
                                                         ----------------------------------------
  Gross profit.......................................     14,555     19,328      9,630     10,016
       % of revenue..................................      88.5%      87.3%      88.8%      87.7%
                                                         ----------------------------------------
Expenses:
  General and administrative.........................    $12,571    $16,932    $ 8,465    $ 9,225
       % of revenue..................................      76.4%      76.5%      78.0%      80.8%
  Amortization of intangibles........................    $ 1,361    $ 1,795    $   901    $ 1,188
       % of revenue..................................       8.3%       8.1%       8.3%      10.4%
                                                         ----------------------------------------
       Total.........................................    $13,932    $18,727    $ 9,366    $10,413
Operating income.....................................        623        601        264       (397)
     % of revenue....................................       3.8%       2.7%       2.4%       (3.5)%
-------------------------------------------------------------------------------------------------

* From April 1, 1999 through December 31, 1999.

The Healthcare Group continues to experience the difficult conditions prevailing in its industry. Until the outlook for this industry stabilizes, we do not foresee an appreciable improvement in this group's financial performance.

COMPENSATION CONSULTING GROUP

Our Compensation Consulting Group was formed in 2000 when we acquired Pearl Meyer & Partners, Inc., a New York City based consulting firm specializing in executive compensation and retention programs. In March 2001, we acquired Rich Florin/Solutions, Inc. and it also became a part of our Compensation Consulting Group. As these are recent acquisitions, there are no prior year comparisons.

----------------------------------------------------------------------------------------------
                                                                                    SIX MONTHS
                                                                 YEAR ENDED     ENDED JUNE 30,
                                                               DECEMBER 31,    ---------------
(DOLLARS IN THOUSANDS)                                                 2000    2000       2001
----------------------------------------------------------------------------------------------
Consulting fee revenue...................................  $          6,027    $206    $10,432
Expenses:
  General and administrative.............................             4,095      64      6,618
  % of revenue...........................................             67.9%    31.1%     63.4%
  Amortization of intangibles............................  $            626    $ 35    $   730
  % of revenue...........................................             10.4%    17.0%      7.0%
                                                           -----------------------------------
     Total...............................................  $          4,721    $ 99    $ 7,348
Operating income.........................................             1,306     107      3,084
  % of revenue...........................................             21.7%    51.9%     29.6%
----------------------------------------------------------------------------------------------

One of the most significant financial benefits that has resulted from our formation of the Compensation Consulting Group is the relative stability of its inter-quarter earnings, which smooths some of the cyclicality of the commission revenue from our traditional executive benefits practice.

RESULTS ATTRIBUTABLE TO ACQUISITIONS

As an active acquirer, our operating results are significantly influenced by the contributions of our acquired businesses. For reporting purposes, we consider the operating results from any business not appearing in four complete quarters as resulting from acquisitions. After that, they are reported as part of existing business.

The following tables present an analysis of our operating results, separating acquisitions from existing business for the periods indicated.

--------------------------------------------------------------------------------------------------------------------
                                                          1999                                      2000
    YEAR ENDED DECEMBER 31,         ------------------------------------------------    ----------------------------
         (IN THOUSANDS)             EXISTING      ACQUISITIONS          COMBINED        EXISTING      ACQUISITIONS
--------------------------------------------------------------------------------------------------------------------
Revenue:
  First year commission and
    related fees................    $ 55,162    $         12,516    $         67,678    $ 68,484    $          8,789
  Renewal commission and related
    fees........................      49,223               3,859              53,082      60,135               4,178
  Consulting fees...............          --                  --                  --          --               6,027
                                    --------------------------------------------------------------------------------
    Total.......................     104,385              16,375             120,760     128,619              18,994
Commission expense..............      57,575              (4,467)             53,108      44,656               6,148
                                    --------------------------------------------------------------------------------
Gross profit....................      46,810              20,842              67,652      83,963              12,846
General and administrative
  expense.......................      31,324              13,829              45,153      59,594               9,113
                                    --------------------------------------------------------------------------------
Operating income before
  amortization..................      15,486               7,013              22,499      24,369               3,733
Amortization of intangibles.....       1,907               2,463               4,370       5,373               1,765
                                    --------------------------------------------------------------------------------
Operating income................    $ 13,579    $          4,550    $         18,129    $ 18,996    $          1,968
--------------------------------------------------------------------------------------------------------------------

--------------------------------  ----------------
                                        2000
    YEAR ENDED DECEMBER 31,       ----------------
         (IN THOUSANDS)               COMBINED
--------------------------------  ----------------
Revenue:
  First year commission and
    related fees................  $         77,273
  Renewal commission and related
    fees........................            64,313
  Consulting fees...............             6,027
                                  ----------------
    Total.......................           147,613
Commission expense..............            50,804
                                  ----------------
Gross profit....................            96,809
General and administrative
  expense.......................            68,707
                                  ----------------
Operating income before
  amortization..................            28,102
Amortization of intangibles.....             7,138
                                  ----------------
Operating income................  $         20,964
-------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                          2000                                      2001
   SIX MONTHS ENDED JUNE 30,        ------------------------------------------------    ----------------------------
         (IN THOUSANDS)             EXISTING      ACQUISITIONS          COMBINED        EXISTING      ACQUISITIONS
--------------------------------------------------------------------------------------------------------------------
Revenue:
  First year commissions and
    related fees................    $ 28,711    $             --    $         28,711    $ 35,398    $         21,259
  Renewal commissions and
    related fees................      26,800                  --              26,800      25,747              16,669
  Consulting fees...............          --                  --                  --          --              10,432
                                    --------------------------------------------------------------------------------
    Total.......................      55,511                  --              55,511      61,145              48,360
Commission expense..............      25,267              (6,355)             18,912      18,764              21,262
                                    --------------------------------------------------------------------------------
Gross profit....................      30,244               6,355              36,599      42,381              27,098
General and administrative
  expense.......................      27,527               1,600              29,127      34,053              15,214
                                    --------------------------------------------------------------------------------
Operating income before
  amortization..................       2,717               4,755               7,472       8,328              11,884
Amortization of intangibles.....       1,944                 720               2,664       3,452               2,287
                                    --------------------------------------------------------------------------------
Operating income................    $    773    $          4,035    $          4,808    $  4,876    $          9,597
--------------------------------------------------------------------------------------------------------------------

--------------------------------  ----------------
                                        2001
   SIX MONTHS ENDED JUNE 30,      ----------------
         (IN THOUSANDS)               COMBINED
--------------------------------  ----------------
Revenue:
  First year commissions and
    related fees................  $         56,657
  Renewal commissions and
    related fees................            42,416
  Consulting fees...............            10,432
                                  ----------------
    Total.......................           109,505
Commission expense..............            40,026
                                  ----------------
Gross profit....................            69,479
General and administrative
  expense.......................            49,267
                                  ----------------
Operating income before
  amortization..................            20,212
Amortization of intangibles.....             5,739
                                  ----------------
Operating income................  $         14,473
------------------------------------------------------------------------------------

For the six months ended June 30, 2001, 44.2% of total revenue and 66.3% of operating income resulted from acquisitions while none of our revenue and 83.9% of operating income were from acquisitions during the same period in 2000. In 2000, certain of our acquisitions resulted in a decrease in commission expense that we formerly paid to our independent consultants.

For the year ended December 31, 2000, approximately 12.9% of total revenue and 9.4% of operating income resulted from acquisitions while 13.6% of total revenue and 25.1% of operating income were from acquisitions in 1999.

We do not attribute a great deal of significance to the above statistics for the following reasons:

- an acquisition's contribution to operating performance in any given period is considerably dependent on the timing of the transaction;

- an acquisition, by our definition for this purpose, is one that has not yet appeared in four quarters' operating results. As the value of these additions adds to our existing business base, the relative contribution of any subsequent acquisition may diminish; and

- acquisitions have made, and we expect that they will continue to make, a substantial contribution to our operating performance and growth, however, the resources dedicated to our acquisition program would have been available to make an impact on the performance of the existing business.

QUARTERLY RESULTS

The following table presents a summary of key revenue and expense statistics for the most recent eight calendar quarters. This information is not necessarily indicative of our results for any full year or for any subsequent period.

-------------------------------------------------------------------------------------------------------------------
                                                                                                      QUARTER ENDED
                               ------------------------------------------------------------------------------------
                                 SEP        DEC        MAR        JUN        SEP        DEC        MAR        JUN
                                1999       1999       2000       2000       2000       2000       2001       2001
-------------------------------------------------------------------------------------------------------------------
Revenue....................    $25,655    $41,355    $31,147    $24,364    $34,645    $57,457    $66,037    $43,468
  % of most recent four
    quarters...............      23.9%      34.2%      24.4%      19.9%      26.3%      38.9%      36.2%      21.6%
Gross profit...............     15,199     25,898     20,263     16,336     22,888     37,322     39,081     30,398
  Gross profit margin......      59.2%      62.7%      65.1%      67.0%      66.1%      65.0%      59.2%      69.9%
Operating expenses.........     11,332     15,364     15,013     14,114     17,875     21,705     24,650     24,617
Amortization...............      1,237      1,361      1,335      1,329      1,933      2,540      2,799      2,940
Operating income...........      2,630      9,173      3,915        893      3,080     13,076     11,632      2,841
  % of revenue.............      10.3%      22.2%      12.6%       3.7%       8.9%      22.8%      17.6%       6.5%
  % of gross profit........      17.3%      35.4%      19.3%       5.5%      13.5%      35.0%      29.8%       9.3%
Non-operating income.......         --         --         --         --         --      1,001        191        (72)
Interest expense--net......        790      1,010        851        847      1,407      1,587      1,291      1,447
Income taxes...............        804      3,270      1,273       (113)       514      4,151      4,318        422
Net income.................    $ 1,036    $ 4,888    $ 1,791    $   159    $ 1,159    $ 8,339    $ 6,214    $   900
Per diluted common share...       0.11       0.50       0.18       0.02       0.11       0.65       0.49       0.07
-------------------------------------------------------------------------------------------------------------------

Our operating results can fluctuate considerably, especially when compared on a consecutive quarterly basis. We have experienced and may continue to experience large increases in revenue in the first and fourth quarters and our operating results may be affected by a number of factors including:

- financing for our bank-owned life insurance products occurs almost entirely in the fourth calendar quarter; and

- the majority of deferred compensation plans, marketed by our Compensation Resource Group, are financed in the first quarter.

We expect that future quarterly fluctuations in our total revenue will be mitigated, to some extent, by the addition of our Compensation Consulting Group whose revenues tend to be more stable throughout the year. Our revenue is difficult to forecast, and we believe that comparing our consecutive quarterly results of operations is not necessarily meaningful, nor does it indicate what result we will achieve for any subsequent period. In our business, past operating results are not reliable indicators of future performance. See "Risk Factors--Our quarterly operating results can vary dramatically."

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth certain selected measures of liquidity and capital resources for the periods indicated.

-----------------------------------------------------------------------------------------------------
                                             AS OF DECEMBER 31,                        AS OF JUNE 30,
                                    ---------------------------   -----------------------------------
(DOLLARS IN THOUSANDS)                 1998      1999      2000   2000 (UNAUDITED)   2001 (UNAUDITED)
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents........   $12,102   $ 4,832   $ 7,598       $ 2,285             $8,199
Working capital..................     7,155    (1,821)   (2,317)       (7,477)             1,891
Current ratio(1).................      1.55      0.93      0.95          0.65               1.05
Stockholders' equity per common
  share(2).......................   $  3.62   $  6.47   $  8.88       $  7.07             $ 9.32
Debt to total
  capitalization(3)..............     49.5%     40.7%     36.5%         46.0%              38.3%

--------------------------------------------------------------------------------
(1) Ratio of current assets to current liabilities.

(2) Total stockholders' equity divided by actual shares outstanding on that date.

(3) Current debt plus long-term debt divided by current debt plus long-term debt plus stockholders' equity.

CASH FLOWS FROM OPERATING ACTIVITIES

Our cash flow from operations for the periods indicated below were as follows:

-----------------------------------------------------------------------------------------------------
                                          YEAR ENDED     INCREASE/     SIX MONTHS ENDED     INCREASE/
                                        DECEMBER 31,    (DECREASE)             JUNE 30,    (DECREASE)
                                  ------------------       IN CASH    -----------------       IN CASH
                                     1999       2000          FLOW     2000      2001            FLOW
-----------------------------------------------------------------------------------------------------
Net income plus non-cash
  expenses......................  $14,016    $19,860      $5,844      $5,300    $14,033     $ 8,733
Changes in operating assets and
  liabilities...................   (1,464)    (1,942)       (478)      3,465     (2,677)     (6,142)
                                  -------------------------------------------------------------------
Cash flow from operating
  activities....................  $12,552    $17,918      $5,366      $8,765    $11,356     $ 2,591
-----------------------------------------------------------------------------------------------------

We use our net cash from operations to pay down acquisition debt and support our acquisition program.

CASH USED IN INVESTING ACTIVITIES

For the six months ended June 30, 2001, acquisitions accounted for $17.5 million of the $20.0 million used in investing activities. The balance of $2.5 million was for purchases of equipment. Acquisitions accounted for $59.2 million of the $62.7 million used in 2000 for investing activities. The balance of $3.5 million was used to purchase equipment.

Cash expended for acquisitions included:

------------------------------------------------------------------------------------------------
                                                                  YEAR ENDED    SIX MONTHS ENDED
                                                           DECEMBER 31, 2000       JUNE 30, 2001
------------------------------------------------------------------------------------------------
The Wamberg Organization, earn out.....................         $  4.8               $  4.4
Insurance Alliances Group..............................            2.9                   --
Pearl Meyer & Partners.................................           22.0                   --
Compensation Resource Group............................           25.1                   --
Forrest, Wagner & Associates...........................            3.5                   --
Partners First.........................................             --                  1.1
Rich, Florin/Solutions.................................             --                 11.4
All Others.............................................            0.9                  0.6
                                                           -------------------------------------
       Total...........................................         $ 59.2               $ 17.5
------------------------------------------------------------------------------------------------

Because of our desire to avoid diluting our existing stockholders, a significant percentage of the purchase price for our acquisitions is usually paid in cash.

CASH FLOWS FROM FINANCING ACTIVITIES

On August 23, 2000, we renegotiated our existing credit facility to $114.3 million including a working capital limit of $10 million. The credit facility contains restrictive covenants requiring mandatory prepayments under certain conditions, financial reporting and compliance certificates, maintenance of financial ratios, restrictions on guarantees and additional indebtedness, limitations on mergers and acquisitions, prohibition of cash dividends, and limitations on investments, loans, and advances, and changes in control. The restrictive covenants under the loan agreement provide for the maintenance of a minimum ratio of fixed charges, a maximum allowable leverage ratio, a minimum amount of stockholders' equity and a maximum ratio of debt to capitalization.

The revolving credit portion of our credit facility terminates on December 31, 2002 and converts to a term loan at the end of each year. The term loan is payable quarterly at the rate of 5% of the year-end balance plus $1,250,000 per quarter.

We were in compliance with all restrictive covenants as of June 30, 2001. In addition to our mandatory quarterly payments, we are required to make an annual payment of 65% of excess annual cash flow as defined in our loan agreement. Further, if the net present value of renewals, as calculated by the lending banks, is less than 80% of the funded debt, this annual payment is increased to 85% of the calculated excess cash flow. In addition to our mandatory payments under the credit facility, we make voluntary payments which have historically been more than adequate to satisfy this condition. These repayments replenish our borrowing capacity under our credit facility.

In September 2000, we sold 1,888,887 shares of common stock for net proceeds of $25.1 million in a private placement. Approximately $22.0 million was used to pay down our credit facility.

As our business grows, our working capital and capital expenditures requirements will also continue to increase. We believe that net cash flows from operations will continue to be sufficient to finance our debt payments, working capital and capital expenditures for the next twelve months. However, we cannot assure you that the net cash flows from operations will be sufficient to meet our anticipated requirements or that we will not require additional debt or equity financing within this time frame. In addition, any future acquisitions may be financed through externally available funds. We cannot assure you that such funds will be available to us or on terms acceptable to us.

RENEWAL REVENUE

Due to the nature of the commission structure on the insurance policies underlying our clients' benefit programs, we have an ongoing gross renewal commission revenue stream, estimated to be $635 million, over the next ten years.

The following table represents the estimated annual gross renewal commission revenue associated with our inforce insurance policies as of June 30, 2001. We cannot assure you that commissions under these policies will be received. These projected total revenues are based on the beliefs and assumptions of management and are not necessarily indicative of the revenue that may actually be achieved in the future.

--------------------------------------------------------------------------------------------------
                                                COMPENSATION
                                                    RESOURCE     BANKING    HEALTHCARE
(IN THOUSANDS)                                         GROUP    PRACTICE         GROUP       TOTAL
--------------------------------------------------------------------------------------------------
2002........................................      $ 53,805      $ 31,572     $ 6,049      $ 91,426
2003........................................        47,157        27,382       5,869        80,408
2004........................................        38,859        24,214       5,403        68,476
2005........................................        31,890        24,711       4,935        61,536
2006........................................        27,737        25,166       4,569        57,472
2007........................................        26,293        23,681       4,162        54,136
2008........................................        24,316        23,222       3,480        51,018
2009........................................        24,270        23,638       2,706        50,614
2010........................................        23,676        24,207       1,859        49,742
2011........................................        23,663        24,920       1,483        50,066
--------------------------------------------------------------------------------------------------
  Total.....................................      $321,666      $252,713     $40,515      $614,894
--------------------------------------------------------------------------------------------------

The above table does not necessarily depict the amounts that will eventually flow through our income statement and cash flow. Other factors must be considered:

- These renewal commission revenues are subject to commissions paid to the consultants that range from 20% to 70%. Net of commission expenses, we estimate that the total would be approximately $366 million.

- Over time, these policies are subject to events, such as mortality, policy lapse and, in rare cases, cancellation, which can affect their persistency, or, in other words, the length of time they remain continuously in force.

Over the last five years, we have experienced an overall average annual persistency rate of 95% of the inforce insurance underlying our clients' programs, not including leveraged business-owned life insurance programs which declined in popularity in the wake of legislative changes in 1996 and IRS enforcement initiatives. We expect renewal commissions in respect of leveraged business-owned life insurance programs to account for less than 5.6% of our total estimated gross renewal commission revenue in each of the next 10 years. We believe that our high persistency rate is attributable to a number of factors.

- The underlying purpose of the compensation and benefit programs is to offset the costs of employee benefit liabilities and provide long-term benefits to executives, key employees and other professionals. Therefore, the policy is usually held by the corporation to maturity, regardless of whether any particular individual insured remains with the client.

- Our clients would incur unfavorable tax consequences upon the surrender of an underlying business-owned life insurance policy. The cash value of the policy, to the extent it represents amounts beyond the cash premiums paid by the allowable charges against the insurance account, is taxed immediately at ordinary income rates upon surrender, and an additional penalty tax applies in certain instances. A client often has the option of making a tax-free exchange to another policy. Upon the exchange, however, the client would incur substantial insurance company-related costs, such as premium taxes.

- We provide a high degree of ongoing client service. We believe that the quality of our services provided by our groups distinguishes us from our competitors.

As we continue to diversify and acquire companies in different market segments, our persistency can begin to vary significantly. While we intend to do all we can to retain our clients, service their accounts and sustain our persistency, we cannot guarantee that our persistency rates will remain at this level.

INTANGIBLE ASSETS

Intangible assets arising from our purchased businesses consist of the following:

-----------------------------------------------------------------------------------------------
                                                                       DECEMBER 31,
                                                               --------------------    JUNE 30,
(IN THOUSANDS)                                                     1999        2000        2001
-----------------------------------------------------------------------------------------------
Present value of acquired inforce revenue..................    $ 62,711    $ 94,328    $ 94,328
Goodwill...................................................      36,427      82,330      98,522
Non-competition agreements.................................       1,750       1,750       1,750
                                                               --------------------------------
                                                                100,888     178,408     194,600
Accumulated amortization...................................       5,897      13,035      18,774
                                                               --------------------------------
Net........................................................    $ 94,991    $165,373    $175,826
-----------------------------------------------------------------------------------------------

The amounts allocated to inforce revenue are determined by discounting the net cash flow of future commissions adjusted for expected persistency, mortality and associated costs. The balance of the excess purchase price is allocated to goodwill. The inforce revenue is amortized over its period of duration, normally twenty to thirty years. Many factors outside our control determine the persistency of our inforce business and we cannot be sure that the value we have allocated will ultimately be realized.

Goodwill has been amortized over periods of twenty to forty years. Non-competition agreements are amortized over five to ten years, according to the terms of the agreements.

On June 27, 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 141, Business Combinations. Among other things, FAS 141 requires:

- Identification of intangible assets acquired before July 1, 2001 that do not meet new intangible asset recognition criteria and reclassification of these items to goodwill;

- Reassessment of useful lives of intangible assets acquired before July 1, 2001 that meet the new intangible asset recognition criteria.

On June 27, 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("FAS 142"). Among other things, FAS 142 requires:

- amortization of goodwill acquired in business combinations before June 30, 2001 will continue to be amortized until December 31, 2001;

- goodwill acquired in business combinations after June 30, 2001 will not be amortized; and

- all goodwill be tested for impairment, at least annually, or when objective evidence of an impairment exists.

For the past three years and six months ended June 30, 2001, our amortization has been comprised of the following:

---------------------------------------------------------------------------------------------------
                                                                                  AS OF
                                                                           DECEMBER 31,       AS OF
                                                             --------------------------    JUNE 30,
(IN THOUSANDS)                                                 1998      1997      2000        2001
---------------------------------------------------------------------------------------------------
Present value of acquired inforce revenue................    $  580    $3,106    $4,601    $  3,562
Goodwill.................................................       477     1,014     2,262       2,036
Non-competition agreements...............................       175       250       275         137
---------------------------------------------------------------------------------------------------
  Total..................................................    $1,232    $4,370    $7,138    $  5,735
---------------------------------------------------------------------------------------------------

We will adopt FAS 142 effective January 1, 2002, which will affect our amortization expenses from that point forward. Assuming no reclassification of intangible assets as a result of implementing FAS 141, we estimate that our amortization for 2001 through 2006 for all acquisitions consummated to date will be:

-----------------------------------------------------------------------------------------------------
                                               PRESENT VALUE OF                       NON-
                                               ACQUIRED INFORCE                COMPETITION
(IN THOUSANDS)                                          REVENUE    GOODWILL     AGREEMENTS      TOTAL
-----------------------------------------------------------------------------------------------------
2001.......................................        $ 7,256         $  4,106    $       275    $11,637
2002.......................................          6,594               --            242      6,836
2003.......................................          5,681               --            175      5,856
2004.......................................          5,027               --            100      5,127
2005.......................................          4,292               --             75      4,367
2006.......................................          3,588               --             75      3,663
-----------------------------------------------------------------------------------------------------

At June 30, 2001, the estimated future federal income tax deductions resulting from our intangible assets would be $133.6 million.

MARKET RISK

Our primary market risk exposure is to changes in interest rates on borrowings under our line of credit. At June 30, 2001, we had total outstanding indebtedness of $73.9 million, or approximately 20.6% of total market capitalization. At December 31, 2000, we had total outstanding indebtedness of $64.6 million, or approximately 36.5% of total market capitalization. Our interest rate risk management objective is to limit the impact of rate fluctuations on earnings and cash flows. To achieve this, we manage our exposure through the use of interest rate swaps to effectively lock the interest rate on a portion of our variable debt.

Interest on borrowings under our line of credit is based on one of two base rates, at our option, at the time the funds are borrowed:

- U.S. Prime Rate, published in the Wall Street Journal, which will float, as adjusted, for as long as this segment of borrowing is outstanding; or

- London InterBank Offered Rate ("LIBOR"), which is based on the published rate at the time of the borrowing and remains fixed at that rate for as long as this segment, or any part of it, is outstanding.

Coincident with the credit facility, we entered into three interest rate swap agreements with a bank affiliated with the lending group. The first agreement went into effect on July 6, 1999, and sets the underlying LIBOR-based interest rate of 5.76% on $11.3 million of the debt. The second agreement went into effect on January 18, 2000 and sets the underlying LIBOR-based rate at 5.29% on $11.3 million of the debt. The third agreement went into effect on June 29, 2000 and sets the underlying LIBOR rate at 7.24% on $19.0 million of the debt.

As LIBOR interest rates declined during the June 30, 2001 quarter, these swaps produced a net cost of $151,000 over the fixed amounts we received. This was offset by reduced interest costs on the LIBOR-based borrowing.

We do not enter into derivative or interest rate transactions for speculative purposes. Approximately 10.3% of our outstanding debt was subject to fixed rates with a weighted average of 10.0% at June 30, 2001. Approximately 61.3% of our outstanding debt at June 30, 2001, was effectively locked at an interest rate of 6.2% plus a spread based on our leverage ratio, through an interest rate swap agreement for a notional amount of $41.5 million. Approximately 31.7% of our outstanding debt was at the prime rate of 6.75% at June 30, 2001. We regularly review interest rate exposure on outstanding borrowings in an effort to minimize the risk of interest rate fluctuations. While these hedges effectively reduce our overall cost of borrowings, it should not be inferred that we can borrow at these reduced rates. Our ability to control interest rates through swap agreements is limited to the notional amounts under those agreements with such notional amounts declining on a quarterly basis.

The following table provides information about our debt obligations and interest rates. The table presents principal cash flows and related weighted average interest rates by expected maturity dates.

--------------------------------------------------------------------------------------------------------------
                                                                                        EXPECTED MATURITY DATE
                               -------------------------------------------------------------------------------
                                                                                                          FAIR
(IN THOUSANDS)                    2001      2002      2003      2004     2005   THEREAFTER     TOTAL     VALUE
--------------------------------------------------------------------------------------------------------------
LIABILITIES:
Long term debt
  Fixed rate.................  $   486   $ 1,046   $ 1,154   $ 1,274   $1,407     $2,244     $ 7,611   $ 7,611
  Average interest rate......    10.0%     10.0%     10.0%     10.0%    10.0%      10.0%
  Variable rate:
  U.S. Prime.................  $ 4,200   $ 4,200   $ 4,200   $ 4,200   $4,200         --     $21,000   $12,500
  London Interbank Offered...  $ 5,510   $11,020   $11,020   $11,020   $6,670         --     $45,240   $45,240
  Average interest rate......     6.2%      6.2%      6.2%      6.2%     6.2%         --
INTEREST RATE DERIVATIVES:
Variable to fixed interest
  rate swaps:
  Average notional amount....  $40,250   $30,250   $20,250   $10,250   $2,500         --         n/a       n/a
  Average pay rate...........    6.29%     6.33%     6.38%     6.51%    6.91%         --         n/a       n/a
  Average receive rate.......            variable--floating three month LIBOR
--------------------------------------------------------------------------------------------------------------

The above table incorporates only those exposures that existed as of June 30, 2001, and does not consider exposures or positions that could arise after that date. In addition, our ultimate realized gain or loss with respect to interest rate fluctuations would depend on the exposures that arise during future periods, prevailing interest rates, and our hedging positions at that time. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our financing requirements.

INFLATION

Inflation has not had a material effect on our results of operations. Certain of our expenses, such as compensation, benefits and capital equipment costs, are subject to normal inflationary pressures. However, the majority of our service and administrative agreements with clients which generate fee income have a cost of living adjustment tied to the consumer price index. Management believes that future inflationary pressures will continue to be offset, because as inflation increases investment returns will also increase, resulting in higher cash values and higher commission rates.

EARNINGS GUIDANCE

Set forth below is a restatement of our previously published forecasts of our expected results of operations for the quarter ending December 31, 2001 and the years ending December 31, 2001 and 2002. All of the data in the following table constitute forward-looking information within the meaning of Section 27A of the Securities Acts of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to the risks, uncertainties and assumptions described under the captions "Risk Factors" and "Forward-Looking Statements" appearing elsewhere in this prospectus.

---------------------------------------------------------------------------------------------------
                                                        QUARTER ENDING
                                                         DECEMBER 31,      FULL YEAR     FULL YEAR
                                                             2001             2001          2002
---------------------------------------------------------------------------------------------------
Revenue
  First year.......................................             $42,200      $138,317      $161,700
  Renewal and fees.................................              23,900        84,488        94,000
                                                       --------------------------------------------
     Total.........................................              66,100       222,805       255,700
                                                       --------------------------------------------
Gross Profit.......................................              45,700       148,179       169,800
                                                       --------------------------------------------
EBITA..............................................              19,300        46,012        52,000
                                                       --------------------------------------------
Net income.........................................               9,600        18,313        21,600
                                                       --------------------------------------------
Diluted shares outstanding.........................          13,600,000    13,400,000    13,700,000
Diluted earnings per share.........................               $0.71         $1.37         $1.58
Contributions by Group
  Revenue:
     Compensation Resource Group...................                               39%           38%
     Banking Practice Group........................                               40%           39%
     Healthcare Group..............................                               11%           12%
     Compensation Consulting Group.................                               10%           11%
  EBITA
     Compensation Resource Group...................                               30%           35%
     Banking Practice..............................                               68%           57%
     Healthcare Group..............................                                6%           10%
     Compensation Consulting Group.................                               17%           19%
     Holding Company...............................                              -21%          -21%
---------------------------------------------------------------------------------------------------

The above forward-looking statements are based on the good faith beliefs of management and the information currently available and are not an assurance of future performance. Such forward-looking statements are based on a number of assumptions by management, including, without limitation:

- there will be no change in tax laws, regulations or enforcement policies of the Internal Revenue Service;

- that our recently completed acquisitions will be successful, and such statements do not give effect to any future acquisitions;

- that general economic conditions will not decline from current levels; and

- that our overall persistency rates will remain at levels consistent with historic levels.

The foregoing assumptions are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are beyond our control, and upon assumptions with respect to future business decisions that are subject to change. Forecasts are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the forecasts will not materialize. We cannot assure you that the forecasts will be realized, and actual results may be materially higher or lower than the forecasts. Consequently, the inclusion of the forecasts in this prospectus should not be regarded as a representation by us or any other person that the forecasted results will be achieved. Because of such risks and uncertainties and the possibility that one or more of our assumptions may be incorrect, you should not rely on the above forward-looking statements in making any investment decision whether to buy, hold or sell any of our securities.

RECENT ACCOUNTING PRONOUNCEMENTS

FASB ACCOUNTING STANDARD--DERIVATIVES AND HEDGING ACTIVITIES

As of January 1, 2001, we adopted Financial Accounting Standards Board ("FASB") Statement No. 133, Accounting for Derivative Instruments and Hedging Activities issued in June 1998, together with its amendments, Statements 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Collectively, these Statements require that companies recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value.

If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

As explained in the preceding section on Market Risk, we have entered into interest rate swaps to exchange floating rate for fixed rate interest payments periodically over the life of our loan agreement. The interest rate swaps have been designated as cash-flow hedges and have been highly effective as of June 30, 2001. At June 30, 2001, we had interest rate swap agreements outstanding with a notional principal amount of $41.5 million. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows, that is, when periodic settlements on a variable-rate asset or liability are recorded in earnings.

We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively. We do not hold derivative or financial instruments for trading purposes.

FASB ACCOUNTING STANDARD--BUSINESS COMBINATIONS

FASB ACCOUNTING STANDARD--GOODWILL AND OTHER INTANGIBLE ASSETS

On June 27, 2001 the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations,and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new rules outlined in FAS 141 affect the allocations between goodwill and other intangible assets.

Goodwill acquired in business combinations before June 30, 2001 will continue to be amortized until December 31, 2001. Any goodwill acquired in business combinations after June 30, 2001 will not be amortized.

With the adoption of FAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. Additionally, acquisitions consummated after June 30, 2001, will no longer be subject to amortization.

We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Assuming no reclassification of intangible assets as a result of implementing FAS 141, we estimate the application of the nonamortization provisions of the Statement to result in an increase in net income of approximately $2.4 million ($0.20 per share in 2002). During 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002 and have not yet determined what the effect of these tests will be on our earnings and financial position.

                                    BUSINESS

OVERVIEW

Founded in 1967, Clark/Bardes is one of the leading executive compensation and benefits consulting companies in the United States specializing in servicing large corporations, banks and healthcare organizations. Our mission is to aid our clients in attracting, rewarding and keeping their best people. Our services include the evaluation, design, implementation, financing and administration of innovative and customized compensation and benefit programs. Our executive benefits practice has over 3,400 clients that use our customized programs to supplement and secure benefits for their executives, key employees and other professionals and to offset the costs of employee benefit liabilities. Our compensation consulting practice has an additional 800 clients that have relied on our consultants to structure their compensation programs.

Since our IPO in August 1998, we have experienced significant growth and transition. Prior to our IPO, a majority of our revenues resulted from commissions paid by insurance companies that underwrite the insurance policies used to finance our clients' benefit programs. As a result of a series of acquisitions since our IPO, we have transformed ourselves into a value added provider of a wide range of employee compensation and benefit consulting services which has resulted in a much more diversified revenue stream. Today, our three major sources of revenue are: (1) first year commissions and related fees paid for the implementation and funding of our benefit programs, (2) renewal commissions and related fees that are paid by the insurance companies and our clients as long as the benefit programs and underlying insurance policies remain in force, which is typically for a period of ten years or more after the sale and (3) consulting fees paid by our clients to evaluate and design compensation plans.

We are headquartered in North Barrington, Illinois and maintain offices nationwide. Our goal is to be the leading national provider of customized executive compensation and benefit programs.

OUR STRATEGY

Our solid reputation, comprehensive in-house expertise, sophisticated administrative systems, quality consultants, strong client relationships and access to proprietary insurance products provide us with distinct competitive advantages. We intend to grow our market share by combining these strengths with our competencies in:

- marketing our products and services under one nationally recognized brand with expanded geographic presence through a growing network of influential relationships;

- creating a seamless sales approach between our various groups so that they effectively share information, best practices and client referrals;

- designing proprietary programs customized to meet clients' needs;

- providing quality client service;

- leveraging present and future investments in technology over a growing client base; and

- responding quickly to develop new products and services necessitated by regulatory and legislative changes.

We will also continue to seek acquisitions that will add to our client base and expertise and that permit us to implement our design, distribution and service model on a wider scale. Specifically, we believe that there continues to be selective acquisition opportunities within the fragmented executive compensation and benefits marketplace, as well as potential acquisitions in related businesses that could leverage our competencies. We categorize potential acquisition targets into the following groups:

- smaller companies that have not made the necessary investment in technology and personnel, and are finding it difficult to compete with larger, more developed firms;

- larger and more sophisticated firms with a solid client base, eager to affiliate with a more established organization; and

- firms offering products or services that we currently do not provide or to industry sectors we do not currently serve.

In an effort to maximize the rewards from our acquisition strategy, we will continue to invest significant resources to fully integrate acquired businesses and achieve maximum cross-selling potential. The integration process typically includes adoption of common benefits plans, human resources policies and information systems; maintenance of a common accounting system; and elimination and consolidation of any duplicate services. Our management's goal with any integration is to increase revenue generation through cross-selling, realize economies of scale, increase efficiency, and eliminate unnecessary duplication of effort. As soon as practicable upon the completion of an acquisition, we expect all existing and newly acquired businesses to generate quality introductions of our various group's products and capabilities to their respective networks of contacts. To encourage such referrals, we have established percentage-based rewards for cross-group referrals.

OUR PRODUCTS AND SERVICES

We provide compensation and benefit consulting as well as evaluate, design, implement and administer a diverse array of compensation and benefit programs for executives, key employees and other professionals. Typically, in selling, designing and implementing compensation and benefit programs we:

- evaluate a client's existing compensation and benefit programs and the effectiveness of these programs in meeting that client's organizational needs;

- design or improve the compensation and benefit programs;

- compare financing alternatives for the programs and present the financial strengths of each to the client;

- arrange for the placement of the insurance coverage, or other instruments which will finance the underlying programs; and

- provide the enrollment, reporting and ongoing administrative services associated with the programs.

Most of our benefit programs are financed by business-owned life insurance and other financial products. Business-owned life insurance refers to life insurance policies purchased and owned by a business on the lives of a number of its employees. The business pays the premiums on, and is the owner and beneficiary of such policies. Business-owned life insurance based programs are used primarily to offset a client's cost of providing employee benefits and to supplement and secure benefits for executives, key employees and other professionals. The cash flow characteristics of business owned life insurance policies are designed to closely match the long-term cash flow characteristics of a client's employee benefit liabilities. Additionally, business-owned life insurance offers three major advantages:

- the cash value of the policies grows on a tax deferred basis;

- the policies' death benefits are received tax free; and

- the tax deferred nature of the policies provides an attractive return.

We maintain strategic relationships with insurance companies such as AEGON, AXA/Equitable, General American, Great West, Mass Mutual, Nationwide, Phoenix Home Life and West Coast Life, in which both parties are committed to developing and delivering creative products with high client value. We also work closely with clients to design customized products that meet the specific organizational needs of the client and with insurance companies to develop unique policy features at competitive pricing.

Set forth below is a description of our principal benefit plan solutions, compensation consulting services, financing products and administrative services.

BENEFIT PLAN SOLUTIONS

Deferred Income Plans. Deferred income plans allow corporate executives to defer a portion of their current income on a tax-deferred basis. The deferred income and interest in a properly designed and administered deferred income plans grows on a tax-deferred basis until distributions are made to the executive, usually at retirement. Corporations often purchase life insurance to create an asset in order to offset the costs of the liability created by a deferred income plan. Deferred income plans can be structured in a variety of ways including: traditional deferred income plans, which credit the deferred income amount with a fixed rate of interest and use fixed yield life insurance products to offset the costs of the company's liability, or variable deferred income plans, which credit the deferred income amount with interest based on a bond or equity index and use variable yield life insurance products to offset the costs of the company's liability. In an effort to provide additional security for executives, corporations usually create a trust to hold the related insurance policies.

Because deferred income plans provide executives with a method to defer income at little or no cost to the corporation, we believe that the demand for these plans will continue to increase as corporations implement new plans or expand the availability of existing plans.

Supplemental Executive Retirement Plans. Supplemental executive retirement plans are specifically designed to supplement the dollar limitation on benefits paid from qualified pension plans. The maximum dollar amount of compensation that can be used to determine the pension benefits payable to an executive from a qualified plan is currently set at $170,000. Accordingly, non-qualified plans such as supplemental executive retirement plans, which are not subject to the same stringent rule, have increased in popularity. Many supplemental executive retirement plans are funded with the same insurance products and strategies used to fund deferred income plans.

Supplemental Offset Plans. Supplemental offset plans are designed to supplement an executive's income by restoring retirement benefits previously limited by legislative changes. Supplemental offset plans are funded with insurance policies using a technique commonly known as "split dollar." Ownership rights to an individual policy are shared between the corporation and the executive. The corporation and the executive share in the insurance policy's increasing cash value and death benefits. The corporation pays the premiums, but recovers these expenditures from its share of the policy's proceeds. The executive's interest in such policy is targeted to equal the present value of the retirement benefits due at the time of such executive's retirement.

Group Term Carve Out Plans. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit in excess of $50,000 is taxed to the employee as ordinary income. Group term carve out plans allow companies to provide portable coverage in a customized program of amounts greater than $50,000 that are taxed at lower rates. Group term carve out plans often provide a greater amount of insurance and post-retirement death benefit to the employee at a competitive overall cost. The corporate plan sponsor is not an owner or beneficiary of the permanent life insurance policies.

Disability Income Plan. Many companies provide group disability income insurance for their employees. In many cases, these plans have limits that may not be sufficient to provide reasonable income replacement for executives in the event of a disability. Group disability insurance plans marketed by our Compensation Resource Group and Healthcare Group supplement the group plans currently in place, and provide additional income for executives in the event of a disability.

ExecuFLEX Program. Our Healthcare Group provides a total compensation planning approach to the not-for-profit health care market through its "ExecuFLEX" program. The program includes a base level of benefits, such as medical, dental, vision, long-term disability, long-term care, and group term life insurance. In addition, participants are provided an allowance made up of company contributions and voluntary personal deferrals. The flex allowance is used to supplement base coverage and to add to the employees' retirement funding. The ExecuFLEX program is designed to provide maximum flexibility to the participants at a minimal cost to the organization. The success of ExecuFLEX has led us to offer the program to companies serviced by all of our operating groups as well as additional market segments within the health care industry.

COMPENSATION CONSULTING SERVICES

With the acquisition of Pearl Meyer & Partners in 2000, we entered the market for senior executive and board of director level executive compensation consulting. At the time of the acquisition, Pearl Meyer was one of the largest independent executive compensation consulting firms in the United States and the acquisition broadened the services we offer to our clients. Our Healthcare Group and Banking Practice Group have developed compensation consulting programs in base salary, incentives, deferred compensation, and other compensation design plans. The Compensation Resource Group is now initiating similar programs for its clients. With the acquisition of Rich Florin/Solutions, Inc. in 2001, which now is our Corporate Practice division, we began providing compensation consulting for technology and intellectual capital-oriented companies.

FINANCING PRODUCTS

Business-Owned Life Insurance. Business-owned life insurance is life insurance purchased and owned by a business on the lives of a number of its employees. The insurance is used to help finance the business' employee benefit obligations. When utilized by banks, this product is referred to as bank-owned life insurance. We were one of the first organizations to offer bank-owned life insurance programs. We market these programs to banks with assets in excess of $5 billion, as well as to regional and community banks that generally have assets of less than $5 billion.

ADMINISTRATIVE SERVICES

We believe that we are an industry leader in providing high quality and customized administrative services to support the executive benefit and insurance programs we market. As of June 30, 2001, we administered over 200,000 policies for over 3,400 clients. As of the same date, the insurance policies underlying our employee benefit programs represented a total of approximately $81 billion of inforce insurance coverage as follows.

The following table presents the approximate numbers of policies administered, clients and inforce coverage as of June 30, 2001.

-----------------------------------------------------------------------------------------------------------------
                                            COMPENSATION          BANKING            HEALTHCARE
                                           RESOURCE GROUP      PRACTICE GROUP          GROUP             TOTAL
-----------------------------------------------------------------------------------------------------------------
Policies administered.................             174,000              14,000              12,000        200,000
Clients...............................                 300               1,300               1,800          3,400
Inforce coverage......................    $     69 billion    $      7 billion    $      5 billion    $81 billion
-----------------------------------------------------------------------------------------------------------------

We generate fee-based revenues from providing the administrative services to our clients. We approach administrative services with a strategy focused on servicing our clients' unique requirements and needs through customized, value-added services and intensive support in order to create brand and client loyalty and lower sensitivity to price. We further differentiate ourselves by employing a focused strategy for a particular buyer group through each of our four groups. For instance, we service clients in the banking industry through our Banking Practice Group and not-for-profit healthcare organizations through our Healthcare Group with an insider's view of each market thereby providing high quality administrative services customized to a client's needs. For reporting purposes, administrative services are accounted within our respective business groups.

We offer customized enrollment and administrative services for our employee benefit programs. Due to the many complex requirements of the administrative process, each client is assigned an account team comprised of specialists who are responsible for servicing the needs of that client. The administrative services provided by each of our groups' account specialists include coordinating and managing the enrollment process, distributing communication materials, monitoring financial, tax and regulatory changes, providing accounting reports and periodic benefit statements to participants, performing annual reviews and reporting historical and projected cash flow and earnings. Each group's account specialists are supported by actuarial, financial and insurance experts.

We build our client base by fostering long-term client relationships. To this end, the training and focus of each account team centers on our goal of delivering the highest quality program, implementation and administrative services in the industry. This benefits both the client, through top professional support, and the consultant, who can focus more closely on the consulting process. To further emphasize long-term client relationships, we enter into administrative agreements with each client, in most cases for a term of five to ten years.

We believe our commitment to providing high quality client and administrative services is one of the primary reasons that we have achieved the success we have enjoyed to date. We believe that our continued focus on, and investment in, the personnel and technology necessary to deliver high-quality service to our clients will bolster our reputation as an industry leader.

OUR BUSINESS UNITS

We operate through four distinct operating groups: (1) Compensation Resource Group, (2) Banking Practice Group, (3) Healthcare Group, and (4) Compensation Consulting Group. Each of these groups is focused on the evaluation, design, implementation, administration, and financing of innovative compensation and benefit programs that help their clients attract and retain executives, key employees and other professionals. Each of our groups operates separately from different locations with its own executive, marketing and administrative staffs. We have structured these groups to be independent because each has an established reputation in their distinct markets and a specific expertise required to serve these markets. Through these groups, we are able to tailor compensation and benefit programs and consulting services to the unique needs of our clients. At the same time, we emphasize the cross-selling of products and services between our groups. To encourage cross-selling, we have established percentage-based rewards for cross-group referrals.

The following table sets forth our actual and pro forma total revenue by group for the year ended December 31, 1999 and 2000, as if all of our acquisitions had occurred on January 1, 1999:

------------------------------------------------------------------------------------------------
                                                                      1999                  2000
YEAR ENDED DECEMBER 31,                                -------------------   -------------------
(IN MILLIONS)                                          ACTUAL    PRO FORMA   ACTUAL    PRO FORMA
------------------------------------------------------------------------------------------------
Compensation Resource Group..........................  $ 73.5     $101.0     $ 78.6     $100.0
Banking Practice Group...............................    30.8       30.8       40.2       40.2
Healthcare Group.....................................    16.4       22.5       22.1       22.1
Compensation Consulting Group........................      --       12.6        6.0       11.5
Other................................................      --         --         .7         .9
                                                       -----------------------------------------
                                                       $120.7     $166.9     $147.6     $174.7
------------------------------------------------------------------------------------------------

COMPENSATION RESOURCE GROUP

One of the leaders in its field, our Compensation Resource Group focuses on the marketing, designing, implementation, administration and financing of non-qualified benefit plans for Fortune 1000 companies. This group has designed and currently administers over 300 client cases, covering over 174,000 policies for executives, key employees and other professionals. The large corporate marketplace in which the Compensation Resource Group does business requires a significant degree of customization. Growth in this group will focus on further penetrating the corporate marketplace and providing additional executive compensation and benefits services to corporations.

Formerly the Clark/Bardes division, our original core business, this group was expanded and reorganized with the acquisition of CRG in September 2000. The group was also expanded by three other acquisitions: Schoenke & Associates, acquired September 1998; Wiedemann & Johnson, acquired November 1998; and The Wamberg Organization, acquired September 1999. With each of these acquisitions, we obtained a substantial book of business as well as a number of talented and experienced benefits professionals.

BANKING PRACTICE GROUP

The Banking Practice Group offers compensation consulting, executive and director benefits programs, and bank-owned life insurance to the bank market. The Banking Practice Group is a market leader that provides programs to over 30 of the top 50 national banks and more than 1,300 community banks, which typically have less than $1 billion in assets. In addition to compensation and benefit programs, this group also performs incentive consulting as well as the design of ownership succession programs.

This group recently completed four acquisitions of strong, regional firms in its industry. The September 1997 acquisition of Bank Compensation Strategies, Inc. was our first acquisition and expanded our products and services into the community and small regional banking market. During 1999, we acquired National Institute for Community Banking and Banking Consultants of America, expanding the group's employee and client base with companies that could be readily absorbed into our operating structure. During 2000, we acquired Christiansen & Associates, a former independent consultant in the banking practice, along with the Watson Company and W.M. Sheehan & Company, two strong regional compensation consulting firms in the banking market.

HEALTHCARE GROUP

During 1999, we purchased Management Compensation Group/HealthCare, an executive benefit consulting organization servicing the healthcare industry. This became our HealthCare Compensation Strategies division, now known as the Healthcare Group. The Healthcare Group provides specialized compensation and benefit services for large and medium sized not-for-profit healthcare organizations. With approximately 400 clients representing over 800 hospitals and physician groups, the Healthcare Group is a market leader for compensation and benefit planning for healthcare executives and physicians.

The Healthcare Group employs a comprehensive benefits approach that encompasses a variety of insurance products, ranging from traditional life insurance policies to disability and long-term care coverage. The healthcare industry's changing environment and complex structure offer many challenges for the near future. The industry has experienced a great deal of contraction with changes in our national healthcare regulations and compensation structure.

COMPENSATION CONSULTING GROUP

Our Compensation Consulting Group provides executive, professional and other employee compensation consulting. The group focuses on two distinct market segments: (1) executive compensation consulting for major companies and (2) compensation consulting for the employees of technology and intellectual capital-oriented companies. It is one of the largest compensation consulting organizations in the United States.

Our executive compensation consulting practice was created through the acquisition on June 21, 2000 of Pearl Meyer & Partners, Inc., a New York City-based consulting firm specializing in executive compensation and retention programs. The Pearl Meyer organization is focused predominantly on executive compensation consulting for large Fortune 200 corporations. Our technology and intellectual capital-oriented compensation consulting practice, which is referred to as our Corporate Practice division, was formed primarily as a result of the acquisition of Rich, Florin/Solutions, Inc., a Boston-based compensation consulting company on March 12, 2001.

DISTRIBUTION

Each of our groups markets its employee benefit programs and related administrative and consulting services through an in-house sales organization as well as through consultants in independently operated sales offices located throughout the United States. As of June 30, 2001, we were represented by over 128 consultants in 60 offices nationwide. Approximately half of our consultants are independent while the rest are our employees. Consultants owned approximately 8.3% of the outstanding shares of our common stock as of June 30, 2001.

Our independent consultants enter into exclusive agency agreements with us to market programs and services on our behalf. Each agreement defines the duties of the consultant to solicit and sell covered business, the revenue splits between the consultant and ourselves, and includes a confidentiality agreement and operating standards. We pay a substantial portion of the total sales revenue to the independent consultant, usually from 50% to 65% of total revenue. Most of our independent consultants are responsible for their own operating expenses. Non-solicitation clauses, which prohibit either party from soliciting the other party's clients are normally three years with respect to separate clients and usually five years with respect to joint clients. Some of our groups, such as the Healthcare Group and Compensation Consulting Group, generate a significant portion of their sales revenue through employee-consultants and we bear the administrative expense of the sales consultants in exchange for a lower commission and fee expense.

Many of our products have a securities component and must be sold through a broker/dealer. We have developed our own internal broker/dealer, Clark/Bardes Financial Services, Inc. ("CBFS"), which is used by our consultants for distributing these securities-related products. CBFS is designed to function as a full-service broker/dealer, but is currently limited to distributing insurance, annuities and mutual funds. CBFS currently has 150 registered representatives and is licensed to operate in all 50 states.

Our consultants are supported by a design and analysis department in each group. The primary responsibility of the design and analysis department is to design customized compensation and benefit programs that will effectively offset the costs of a client's employee benefit liabilities. The design analyst works with the consultant to identify the needs of a prospective client and investigates the availability and pricing of products that are compatible with that client's needs. Finally, the analyst develops the financial projections necessary to evaluate the benefit costs and cost recoveries for the prospective client, together with an analysis of alternatives to assist the client in making a decision.

We recognize the importance of attracting and retaining qualified, productive sales professionals. We actively recruit and develop new sales professionals in order to add to our distribution capacity. Further, our acquisition strategy focuses on retaining the productive sales professionals of the entity being acquired.

As our business has grown, externally and through acquisitions, our reliance on a select few high volume consultants has decreased. Our top three consultants collectively accounted for approximately 22.3% of our total revenue in 1999, but only 10.8% of our total revenue in 2000. In September, we restructured our relationship with three sales consultants formerly contracted to us on an exclusive basis. We determined that our long-term objectives would be best served by terminating the relationship.

MARKETING SUPPORT

We have made a substantial investment in establishing highly qualified marketing departments in each group. Each marketing department's primary focus is to support our sales efforts. The marketing departments develop and track sales leads for the consultants and provide marketing materials and research. We distribute external newsletters and other program update pieces to approximately 15,000 clients and prospects throughout the year and sponsor conferences and meetings featuring industry experts and nationally recognized speakers. Finally, the public relations and corporate marketing functions coordinate the publication of articles written by our employees and consultants and ensure that our representatives are quoted as information sources in major national publications. We believe that the efforts of our marketing departments have helped make us a readily identifiable leader in the insurance-financed employee benefit industry.

Our distribution strategy seeks to leverage our relationships within our organization and among our business partners. We attempt to establish relationships with carriers and professional service providers that provide opportunities for cross-utilization of services. We have also developed strategic relationships with several professional service firms that are used as a referral source for our consultants. In addition, we have an advisory board of current and former industry leaders familiar with our products and services who can provide introductions to prospective clients on a favorable basis. We believe these relationships assist our consultants in gaining access to the appropriate personnel of prospective clients and more effectively establish a position of trust.

During 2000, we launched two new and innovative marketing tools using internet technology. BOLIauction.com debuted April 14, 2000 and BOLInet.com debuted August 14, 2000. BOLIauction.com is our new online bank-owned life insurance ("BOLI") purchasing system. Using BOLIauction.com's proprietary interface, banks access the best carriers and products through this competitive auction environment. After clients set parameters online for their BOLI program, BOLIauction.com distributes these specifications to the participating carriers. Carriers then submit their responses to BOLIauction.com, the auction begins, and a winning bid is selected. The first auction, which involved two banks, ten carriers, and over $150 million in underwriting, occurred on June 16, 2000. To date, four auctions have occurred on BOLIauction.com totaling $500 million in BOLI assets.

Thirty-four banks are currently registered users of BOLInet.com. A total of $6 billion in BOLI assets are managed on the site. BOLInet.com allows a client bank to get real-time data on their BOLI assets, and provides powerful data-mining and report writing tools.

INDUSTRY BACKGROUND

Over the past twenty years, as the result of legislative change and increased competition for executive talent, compensation and benefit programs have become more complex and sophisticated. In turn, the financing of these programs has also become increasingly complex. Corporations and banks now commonly use life insurance to offset the costs of employee benefit liabilities and several large insurers, including AEGON, Great West, Hartford and Nationwide, have committed significant resources to develop business-owned life insurance products for use in this market.

At the same time, the corporations, banks and health care organizations that use these services have become more sophisticated and demanding. Clients now regularly perform extensive due diligence on the firms providing their compensation and benefit programs. Issues related to reputation and technological capabilities are now central to their decision-making process. In addition, the client's expectation regarding the level of administrative services to be provided and technological capabilities of a provider has risen substantially. For example, in the early 1990's, community banks went through a consolidation phase. This consolidation gave bank executives a greater appreciation and need for expertise regarding the impact of consolidation on their compensation and benefit programs. This developed into a stronger demand by the community banking industry for expert advice in addressing estate and continuity planning. In addition, healthcare organizations have been faced with growing challenges to attract and retain executives. The tax status of healthcare providers, many of whom are not-for-profit healthcare organizations, requires tailored compensation and benefits programs that comply with the various not-for-profit compensation and benefit rules.

Our products and services have also historically been effected both positively and negatively by legislative change. In the past, legislation has increased the attractiveness of non-qualified benefit plans for highly-paid executives by limiting the amount of tax-deductible contributions to traditional pension plans. On the other hand, legislation has limited the use of financing instruments, such as certain uses of business-owned life insurance in certain circumstances. For example, tax legislation was enacted that disallowed interest deductions on policy loans and essentially eliminated a financing technique for corporations known as "leveraged corporate owned life insurance." The insurance-financed employee benefit industry will likely continue to be affected significantly by legislative change. Consequently, we believe that the ability to respond quickly to legislative initiatives is a competitive advantage.

We believe that increasing product complexity, growing buyer sophistication, and the changing legislative landscape requires product development systems and personnel that are more sophisticated and cost intensive than most producers and producer groups are able to justify economically. We believe this will continue to drive consolidation in the industry as smaller firms respond in order to stay competitive.

We also believe the industry offers additional growth opportunities. We estimate that there are approximately 15,000 corporations, banks and healthcare institutions that have executive compensation needs which can be served by us. Of these, we currently have approximately 4,200 as clients. In addition, the rising pay of executives and the nearing of retirement of the baby-boom generation are significant macro-trends that we believe will drive growth in our industry in the future.

EMPLOYEES

As of September 30, 2001, we employed approximately 744 people as follows:

-------------------------------------------------------------------
Compensation resource group.................................    260
Banking practice group......................................    167
Healthcare group............................................    216
Compensation consulting group...............................     71
Holding company.............................................     30
                                                                ---
  Total.....................................................    744
-------------------------------------------------------------------

The majority of our employees have college degrees, with several holding advanced degrees in law, accounting, business administration or actuarial science. Professional development is a highly valued industry characteristic, and insurance and financial planning designations, such as Chartered Life Underwriter, Fellow of the Life Management Institute, Fellow of the Society of Actuaries and Certified Financial Planner, are held by a large number of our employees. We actively encourage continuing education for employees through expense reimbursement and reward plans. Due to the specialized nature of the business, we often recruit experienced persons from insurance companies, consulting firms and related industries.

COMPETITION

The executive compensation and benefit consulting market is highly competitive. We compete with consulting firms, brokers, third party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs. The direct competitors of our Compensation Resource Group include Management Compensation Group; Mullin Consulting; Newport Group; TBG Financial; and The Todd Organization. The competitors of our Banking Practice Group include The Benefit Marketing Group; Harris, Crouch, Miller, Scott, Long and Mann; and individual insurance agents in the communities where the community banks are located. Additionally, the banking industry is constantly consolidating, which may reduce the number of potential bank clients. Primary competitors of our Healthcare Group are Hewitt Associates; Towers Perrin; Mercer Consulting Group; and Hay Group, Inc. These firms, however, do not focus exclusively on healthcare and do not restrict their practices to executive and physician compensation. Although our Compensation Consulting Group is one of the best established firms in the high level executive compensation consulting market, there are a number of firms that offer this service and, therefore, compete with our Compensation Consulting Group.

We compete for clients on the basis of reputation, client service, program and product offerings and the ability to tailor our products and administrative services to the specific needs of a client. We believe that we are in a superior competitive position in most of the meaningful aspects of our business, because of our track record, name recognition, industry focus and expertise, and specialization. We do not consider our direct competitors to be our greatest competitive threat. Rather, we believe that our most serious competitive threat will likely come from large, diversified financial services organizations that are willing to expend significant resources to enter our markets and from the larger competitors that pursue an acquisition or consolidation strategy similar to ours.

PROPERTIES

The following table sets forth information with respect to the principal facilities used in our operations, all of which are leased.

----------------------------------------------------------------------------------------------
                                                           CURRENT
                                                           MONTHLY     SQUARE
GROUP--LOCATION                                               RENT    FOOTAGE    LEASE EXPIRES
----------------------------------------------------------------------------------------------
Compensation Resource Group--
  Dallas, Texas........................................     62,500    50,000      April 2009
  Bethesda, Maryland...................................     14,295     8,519      July 2007
  Phoenix, Arizona.....................................      3,427     2,056      March 2004
  Los Angeles, California..............................     55,970    37,313      June 2010
  Cleveland, Ohio......................................      5,578     3,049      July 2002
  Atlanta, Georgia.....................................      4,680     2,399    November 2002
  Chicago, Illinois....................................      5,193     4,734      June 2004
Banking Practice Group--
  Bloomington, Minnesota...............................     48,861    32,897    September 2005
  Dallas, Texas........................................     11,088     6,034    February 2005
  Regional Offices.....................................      8,949     2,903       Various
Healthcare Group--
  Minneapolis, Minnesota...............................    109,790    56,231    December 2003
  St. Louis, Missouri..................................      6,960     3,400    December 2002
Compensation Consulting Group--
  New York, New York...................................     29,271    19,000       May 2010
  Marlboro, Massachusetts..............................     23,500    15,284      July 2005
Clark/Bardes Holdings--North Barrington, Illinois......     22,118    11,085      July 2007
----------------------------------------------------------------------------------------------

LEGAL PROCEEDINGS

From time to time, we are involved in various claims and lawsuits incidental to our business, including claims and lawsuits alleging breaches of contractual obligations under agreements with our consultants. The following is a summary of the current [material] legal proceedings pending against us.

CONSTELLATION ENERGY GROUP, INC. AND BALTIMORE GAS AND ELECTRIC COMPANY, ET AL.
V. CLARK/BARDES, INC. AND NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION.

On July 25, 2000, Constellation Energy Group, Inc. ("Constellation") and related entities filed a civil action against us and New York Life Insurance and Annuity Corporation in the U.S. District Court for the District of Maryland. Constellation claims that we failed to take proper action in connection with the administration of an employee benefit life insurance program, resulting in claimed damages of $7.5 million and pre-judgment interest, post-judgment interest, costs and expenses.

We believe we have meritorious defenses to these claims, intend to deny all allegations and to vigorously defend these claims. Our insurance carrier has acknowledged coverage for this action and the extent of that coverage can only be determined at the outcome of the case in the event we do not prevail.

MADGE A. KUNKEL, INDIVIDUALLY AND AS PERSONAL REPRESENTATIVE OF THE ESTATE OF DONALD B. KUNKEL, M.D., DECEASED VS. BANNER HEALTH SYSTEM, ET AL.

On February 2, 2001, an action was commenced in the Superior Court of Maricopa County, Oregon against various defendants including our Healthcare Group. Ms. Kunkel alleges that her deceased husband was entitled to a life insurance policy in the face amount of $525,000 to be issued by the defendant insurance company under a split dollar life insurance plan sponsored by his defendant employer which was administered by our Healthcare Group. According to the complaint, Dr. Kunkel died before the initial premium was paid by his employer and before the policy was issued. The matter has been submitted to our insurance carriers. We believe we have meritorious defenses to this claim and we intend to vigorously defend the matter.

FRIEDA SHUSTER, ET AL. V. HYDER MIRZA, ET AL. INCLUDING CLARK/BARDES HOLDING,
INC.

On May 30, 2001, we were named a defendant in a lawsuit filed in the District Court of LaSalle County, Texas alleging gross negligence in connection with the death of an employee. Damages are unspecified.

We deny any and all claims and allegations in this action and intend a vigorous defense. The matter is covered by our existing insurance.

GOVERNMENT REGULATION

State governments extensively regulate our life insurance activities. We sell our insurance products in all 50 states through licensed insurance producers. Insurance laws vary from state to state and states have broad powers over licensing, payment of commissions, business practices, policy forms and premium rates. While we have not encountered regulatory problems in the past, we cannot assure you that we will always be in compliance with all applicable regulatory requirements of each state. Additionally, we cannot be sure if we or our consultants or the insurance carriers underwriting the policies will encounter regulatory problems in the future, including any potential sanctions or penalties for operating in a state without all required licenses.

While the federal government does not directly regulate the marketing of most insurance products, some products, such as variable life insurance, must be registered under the federal securities laws. As a result, our consultants and entities with which we have administrative service agreements related to selling those products must be registered with the National Association of Securities Dealers. We market these insurance products through a registered broker-dealer with which we have a network agreement. While we have not had any regulatory problems in the past related to these products, we cannot assure you that we or our consultants will not have regulatory problems in the future.

                                   MANAGEMENT

Our executive officers and directors are as follows:

---------------------------------------------------------------------------------------
NAME                  AGE  POSITION
---------------------------------------------------------------------------------------
W. T. Wamberg         48   Chairman of the Board of Directors, President, Chief
                           Executive Officer and Director
Thomas M. Pyra        49   Chief Financial Officer and Chief Operations Officer
James C. Bean         49   Senior Vice President and Chief Integration Officer
Richard C. Chapman    46   Executive Vice President
Donald C. Wegmiller   63   Executive Vice President
Alison A. Hoffman     43   Senior Vice President
Randolph A. Pohlman   57   Director
George D. Dalton      73   Director
Steven F. Piaker      38   Director
L. William Seidman    80   Director
William Archer        73   Director
---------------------------------------------------------------------------------------

W. T. Wamberg has served as the Chairman of our board of directors and a director since June 1998. Mr. Wamberg's current term as a director expires at the 2004 annual meeting of our stockholders. Mr. Wamberg became our President and Chief Executive Officer in September 1999 in connection with our acquisition of The Wamberg Organization. Mr. Wamberg served as a director of our predecessor company from 1988 and served as the Chairman of the board of our predecessor company from September 1996 until July 1998. Mr. Wamberg, who has been a consultant for us since 1976, was President and Chief Executive Officer of The Wamberg Organization, Inc., an independently operated sales office that marketed our products, until we acquired it in September 1999. Mr. Wamberg graduated from Baldwin-Wallace College with a Bachelor of Arts degree in finance. Mr. Wamberg was formerly President of the Association for Advanced Life Underwriting.

Thomas M. Pyra became Chief Financial Officer in July 1998 and Chief Operations Officer in October 1999. Prior to joining us, Mr. Pyra served as Vice President and Chief Financial Officer of Geodesic Systems, L.L.C. from April 1997. He also served as Chief Financial Officer for Recompute Corporation from October 1995 until January 1997 and served as Vice President and Controller of Intercraft Company from October 1992 until June 1995. Mr. Pyra received a Bachelor of Science degree in finance and an M.B.A. from DePaul University.

James C. Bean has served as a Senior Vice President and Chief Integration Officer since July 2000. From February 1998 through July 2000, he was Chief Operating Officer of the Banking Practice Group. Prior to joining us, Mr. Bean held leadership positions at Mullin Consulting and Management Compensation Group/Healthcare and has 15 years experience in our industry. He also has experience in sales, international marketing, product management, manufacturing management and human resources in both small private as well as large public corporations. Mr. Bean received a B.A. from the University of Minnesota and has completed post-graduate coursework in clinical and industrial psychology.

Richard C. Chapman became an Executive Vice President in July 1998. Since September 1997, Mr. Chapman has also served as the President and Chief Executive Officer of our Banking

Practice Group. Prior to joining us, Mr. Chapman was a consultant for Bank Compensation Strategies since 1985 and served as President of Bank Compensation Strategies since January 1994. Prior to joining Bank Compensation Strategies, Mr. Chapman was an officer with First Bank System, a regional bank holding company in Minneapolis, Minnesota. Mr. Chapman graduated cum laude from Augustana College, with a major in mathematics and business administration.

Donald C. Wegmiller became an Executive Vice President upon our acquisition of Management Compensation Group/Healthcare in April 1999. He is also President and Chief Executive Officer of our Healthcare Group. Prior to joining Management Compensation Group/Healthcare, he served as Vice Chairman and President of HealthSpan Health Systems Corporation. Mr. Wegmiller continues to hold policy positions in state and national health care associations. He has served on the boards of fourteen publicly held corporations over the past 20 years, and currently serves on the board of Medical Graphics Corporation; LecTec Corporation; JLJ Medical Devices International, LLC, ALLETE and as Chairman of Possis Medical, Inc. From 1986 to 1988, Mr. Wegmiller served as an officer of the American Hospital Association, and he served as the organization's Chairman in 1987. Mr. Wegmiller received a Bachelor degree magna cum laude from the University of Minnesota and a Master of Hospital Administration Degree from the University of Minnesota. He also teaches health care administration at the University of Minnesota, Duke University and Arizona State University.

Alison A. Hoffman became a Senior Vice President in September 1999. From January 1995 to September 1999, Ms. Hoffman was a Principal in The Wamberg Organization. Prior to January of 1995, Ms. Hoffman was employed by Clark/Bardes Consulting, Inc. in Dallas, Texas in a Client Services role where she was promoted to Senior Vice President of Client Services and a Principal. Ms. Hoffman previously held management positions at Canada Life and Southland Life Ins. Co. Ms. Hoffman received a B.A. from University of Pittsburgh and her M.B.A. from Southern Methodist University.

Randolph A. Pohlman has served as a director and a member of the Compensation Committee of our board of directors since June 1998 and a member of the Audit Committee of our board of directors since January 2000 of which he is Chairman. Mr. Pohlman's current term as a director expires at the 2004 annual meeting of our stockholders. From February 1996 until July 1998, Mr. Pohlman served as a member of our predecessor company's advisory board. Since July 1995, Mr. Pohlman has served as the Dean of the School of Business and Entrepreneurship at Nova Southeastern University in Fort Lauderdale, Florida. From April 1990 to July 1995, Mr. Pohlman served as Director of Human Resources World Wide for Koch Industries. Mr. Pohlman graduated from Kansas State University with Bachelor of Science and Master of Science degrees in Business Administration and, in addition, earned a Ph.D. in finance and organizational behavior from Oklahoma State University.

George D. Dalton has served as a director and a member of the Compensation Committee of our board of directors since October 1998 and a member of the Audit Committee of our board of directors since January 2000. His current term as a director expires at the 2002 annual meeting of our stockholders. Since August 1, 2000, Mr. Dalton has served as the Chairman and Chief Executive Officer of CALL-Solutions, Inc., a provider of call center services located in Waukesha, Wisconsin. Mr. Dalton has served as a director of Fiserv Inc., a public company engaged in data processing outsourcing, since 1984 and was its Chief Executive Officer from 1984 to 1999. He also serves as a director of Fiduciary Management, Inc. and is Chairman of the Milwaukee School of Engineering Board of Regents.

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

Steven F. Piaker has served as a director since June 1999 and a member of the Audit and Compensation Committees of our board of directors since January 2000. His current term as a director expires at the 2002 annual meeting of our stockholders. Mr. Piaker acquired his board seat in connection with our private placement of common stock to Conning Capital Partners V, L.P. Mr. Piaker is a partner with Conning Capital Partners, a private equity firm specializing in financial services. He joined Conning Capital Partners in 1994. Mr. Piaker also sits on the boards of AnnuityNet, Inc., Digital Lighthouse Corporation, Intersections, Inc. and MedSpan, Inc. Prior to joining Conning Capital Partners, Mr. Piaker was a Senior Vice President of Conseco where he was involved in forming Conseco Capital Partners II, L.P. and completing a number of private equity investments. Prior to that, Mr. Piaker was a Vice President in GE Capital's Corporate Finance Group, focusing on leveraged investments and acquisitions in the insurance and financial services industries. A Chartered Financial Analyst, Mr. Piaker is a graduate of the University of Rochester and holds an M.B.A. from Duke University's Fuqua School of Business.

L. William Seidman has served as a director and a member of the Compensation Committee of our board of directors since June 1998 and a member of the Audit Committee of our board of directors since January 2000. Mr. Seidman's current term as a director expires at the 2003 annual meeting of our stockholders. From September 1997 until July 1998, Mr. Seidman served as a member of our predecessor company's advisory board. Mr. Seidman is the chief commentator on NBC cable network's CNBC and publisher of Bank Director magazine. From 1985 to 1991, Mr. Seidman served as the Chairman of the Federal Deposit Insurance Corporation under Presidents Reagan and Bush. He became the Chairman of the Resolution Trust Corporation in 1989 and served in that capacity until 1991. Prior to that, Mr. Seidman served as President Reagan's co-chair of the White House Conference on Productivity, President Ford's Assistant of Economic Affairs and a member of the Arizona Governor's Commission on Interstate Banking. A former dean of Arizona State's College of Business, Mr. Seidman holds an A.B. from Dartmouth (Phi Beta Kappa), an LL.B. from Harvard Law School and an M.B.A. (with honors) from the University of Michigan.

William Archer has served as director since February 2001 and his current term as director expires at the 2003 annual meeting of our stockholders. Mr. Archer is Senior Policy Advisor to PriceWaterhouse Coopers, LLP, a major accounting and consulting firm. From January 1971 to January 2001, Mr. Archer was a member of the U.S. House of Representatives where he most recently served as Chairman of the House Ways and Means Committee.

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

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 24, 2001 and as adjusted to reflect the sale of shares offered hereby, by:

- each person who we know beneficially owns more than 5% of our common stock;

- each of our directors;

- each of our "named" executive officers;

- each selling stockholder; and

- all directors and executive officers as a group.

The term "beneficial ownership" includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common stock subject to options currently exercisable, or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the persons holding options, but they do not deem such stock to be outstanding for purpose of computing the percentage ownership by any other person. The applicable percentage ownership before the offering for each stockholder is based on 12,824,320 shares of common stock outstanding as of October 24, 2001, together with options for that stockholder exercisable within 60 days of October 24, 2001. For purposes of calculating the percentages beneficially owned after the offering, the number of shares deemed outstanding includes: (a) all shares deemed to be outstanding before the offering and (b) 3,000,000 additional shares being sold by us in this offering.

Except as otherwise indicated, the address for each stockholder listed is c/o Clark/Bardes, Inc., 102 South Wynstone Park Drive, North Barrington, Illinois 60010. To our knowledge, except as

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

otherwise interested, each of the persons listed in this table has sole voting and investment power with respect to all the shares indicated.

-------------------------------------------------------------------------------------------------------------------------
                                                 BEFORE OFFERING                                    AFTER OFFERING
                                           ---------------------------                        ---------------------------
                                                SHARES                                             SHARES
                                             BENEFICIALLY                      SHARES           BENEFICIALLY
       NAME OF BENEFICIAL OWNER                 OWNED          PERCENT       TO BE SOLD            OWNED          PERCENT
-------------------------------------------------------------------------------------------------------------------------
Life Investors Insurance Company of
  America(1)...........................           1,150,839      9.0%                                1,150,839      7.3%
  4333 Edgewood Road, NE
  Cedar Rapids, Iowa 52499
Phoenix Home Life Mutual Insurance
  Company(2)...........................           1,111,155       8.7                                1,111,155       7.0
  One American Row
  Hartford, Connecticut 06102
Conning Capital Partners V, L.P.
  CityPlace II, 185 Asylum Street
  Hartford, Connecticut 06103(3).......           1,000,000       7.8              150,000             850,000       5.4
W. T. Wamberg..........................           2,343,082      18.3              375,000           1,968,082      12.4
Thomas M. Pyra(4)......................             130,005       1.0                                  130,005         *
James C. Bean(5).......................              23,750         *                                   23,750         *
Richard C. Chapman(6)..................             369,404       2.9              100,000             269,404       1.7
Donald C. Wegmiller....................             138,858       1.1                                  138,858         *
Alison A. Hoffman......................              73,854         *                                   73,854         *
L. William Seidman(7)..................              26,263         *                                   26,263         *
Randolph A. Pohlman(8).................              56,000         *                                   56,000         *
George D. Dalton(9)....................              30,530         *                                   30,530         *
Steven F. Piaker(10)...................              33,477         *                                   33,477         *
William Archer(11).....................               4,587         *                                    4,587         *
All directors and executive officers as
  a group (11 individuals)(12).........           3,229,810      25.2                                2,754,810      17.4
-------------------------------------------------------------------------------------------------------------------------

  *  Less than 1%

 (1) Based solely upon information contained in Schedule 13G, filed with the SEC on February 14, 2001.

 (2) Based solely upon information contained in Schedule 13G/A, filed with the SEC on February 13, 2001.

 (3) Based solely upon the information contained in the Schedule 13Gs and
     Schedule 13G/A filed on February 13, 2001, July 11, 2001 and July 24, 2001. Swiss Reinsurance Company owns all of the outstanding capital stock of Swiss Re America Holding Corporation which acquired all of the outstanding capital stock of Conning Corporation on July 2, 2001. Conning Corporation owns all of the outstanding capital stock of Conning, Inc., which owns all of the outstanding capital stock of Conning & Company, which is the managing member of Conning Investment Partners V, LLC, which is the general partner of Conning Capital Partners V, L.P., which directly owns 1,000,000 shares of Clark/Bardes, Inc. By virtue of the relationships described in this paragraph, Swiss Reinsurance Company, Swiss Re America Holding Corporation, Conning Corporation, Conning, Inc., Conning & Company and Conning Investment Partners V, LLC may be deemed to beneficially own the shares of common stock owned by Conning Capital Partners V, L.P.

 (4) Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

 (5) Includes 23,750 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

 (6) Includes 65,250 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

 (7) Includes 21,263 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

 (8) Includes 54,000 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

 (9) Includes 23,530 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

(10) Includes 20,033 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

(11) Includes 4,587 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

(12) Includes 312,413 shares of common stock issuable upon exercise of currently exercisable options or options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and various provisions of our certificate of incorporation and our bylaws. This description is only a summary. You should refer to the certificate of incorporation and bylaws which have been filed with the SEC and are incorporated by reference in this prospectus.

As of the date of this prospectus, our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 15,824,320 shares will be outstanding immediately following the offering (assuming the underwriters' over-allotment option is not exercised), and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares will be outstanding immediately following the offering.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, the holders of our common stock are entitled to such dividends as may be declared in the discretion of our Board of Directors out of funds legally available for such use. Holders of our common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. The holders of our common stock have no preemptive rights to purchase shares of our capital stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other of our securities. All outstanding shares of our common stock are, and the shares of our common stock we will issue in this offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may issue in the future. See "Risk Factors--Anti-Takeover Considerations."

PREFERRED STOCK

Our board of directors may from time to time authorize the issuance of one or more classes or series of our preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue the shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences, in each case without any action or vote by the stockholders. We have no current plans to issue any shares of preferred stock of any class or series.

One of the effects of maintaining undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby protect our management. The issuance of preferred stock pursuant to our board of directors' authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock.
Accordingly, our issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the trading price of our common stock. See "Risk Factors--Anti-Takeover Considerations."

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

Upon completion of this offering there will be 15,824,320 shares of our common stock (assuming the underwriters' over-allotment option is not exercised and excluding an aggregate of 2,096,968 unissued shares reserved for issuance under our employee and director incentive and compensation plans, 93,799 shares reserved for issuance pursuant to outstanding options which were not granted pursuant to our incentive and compensation plans and 1,243,366 shares (based on the October 24, 2001 closing price of $21.32 per share) subject to issuance as contingent payments in connection with our prior acquisitions) and 1,000,000 shares of our preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including to facilitate acquisitions or future public offerings to raise additional capital. We do not currently have any plans to issue additional shares of common stock or preferred stock (other than shares of common stock issuable under the Stock Option Plan and the Employee Stock Purchase Plan).

ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of incorporation and bylaws. A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Certain of these provisions, including those which provide for the classification of our board of directors and which grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Certain of these provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect the interests of our company and our stockholders.

Classified board of directors. Our certificate of incorporation provides for a board of directors that is divided into three classes. The directors in Class I hold office until the first annual meeting of stockholders following the offering, the directors in Class II hold office until the second annual meeting of stockholders following the offering, and the directors in Class III hold office until the third annual meeting of stockholders following the offering (or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office for cause or death). After each such election, the directors in each such class will then serve in succeeding terms of three years and until their successors are duly elected and qualified. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempt to obtain control of our company and may maintain the incumbency of our board of directors, as the classification of our board of directors and such other provisions generally increase the difficulty of, or may delay, replacing a majority of our directors. Our bylaws provide that directors may only be removed for cause by a vote of holders of at least 66 2/3% of the total votes eligible to be cast by holders of our common stock. Vacancies and newly created directorships may only be filled by a majority of our directors.

Meetings of stockholders. Our bylaws provide that annual meetings of stockholders shall be held at such hour on such day and at such place within or without the State of Delaware as may be fixed by our board of directors. A special meeting of the stockholders may be called only by the Chairman of the Board, the President, our board of directors or by the written request by a vote of holders of at least 66 2/3% of the total votes eligible to be cast by holders of our common stock.

No stockholder action by written consent. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Amendment of our certificate of incorporation and bylaws. Our certificate of incorporation provides that an amendment thereof must first be approved by a majority of our board of directors and (with certain exceptions) thereafter must be approved by a vote of the holders of at least 66 2/3% of the total votes eligible to be cast by holders of our common stock with respect to such amendment or repeal.

Our certificate of incorporation and bylaws provide that our bylaws may be amended or repealed by our board of directors or by our stockholders. Such action by our board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least 66 2/3% of the total votes eligible to be cast by holders of our common stock with respect to such amendment or repeal.

Delaware statutory business combination provision. We are subject to Section 203 ("Section 203") of the DGCL, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time, our board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

Section 203 defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (3) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the outstanding voting stock of the corporation. Section 203 would not apply to transactions with Mr. Wamberg or his affiliates and associates because Mr. Wamberg became an interested stockholder prior to the time that we became subject to Section 203.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that, with certain limited exceptions, such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Our certificate of incorporation and bylaws do not contain any such exclusion.

STOCKHOLDER RIGHTS PLAN

On July 10, 1998, our board of directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of our common stock. The dividend was paid to stockholders of record on July 20, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Junior Participating preferred stock, Series A, par value $0.01 per share (the "Preferred Shares"), at $63 per one-thousandth of a Preferred Share (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Clark/Bardes and The Bank of New York, as Rights Agent (the "Rights Agent"), a copy of which has been filed as an exhibit to our Registration Statement on Form S-1 (Reg. No. 333-56799).

Initially, the Rights will be attached to all certificates representing shares of our common stock ("Common Shares") then outstanding, and no separate Right certificates will be distributed. The Rights will separate from the Common Shares upon the earliest to occur of (1) the close of business 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares (or, if the tenth day after such Acquiring Person acquires beneficial ownership of 15% or more of the outstanding Common Shares occurs before the Record Date, the close of business on the Record Date), or (2) the close of business 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date").

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire on the date ten years after the Record Date (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by us, in each case, as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (2) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (3) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-thousandth of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per Common Share. Each Preferred Share will have 1000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per Common Share. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a Preferred Share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Clark/Bardes, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to our stockholders, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

Each outstanding Common Share on the Record Date received one Right. As long as the Rights are attached to the Common Shares, we will issue one Right with each new Common Share so that all such shares will have attached rights. We have reserved 20,000 Preferred Shares for issuance upon exercise of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The

Rights should not interfere with any merger or other business combination approved by our board of directors since the Rights may be redeemed by us at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares.

Indemnification and limitation of liability. Our certificate of incorporation provides that a director shall not be liable to Clark/Bardes or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended. Our certificate of incorporation and our bylaws also provide that we shall indemnify any and all persons whom we shall have the power to indemnify, including directors, officers and agents (as determined at the discretion of our board of directors), against any and all expenses, liabilities or other matters, to the fullest extent permitted by the DGCL. At the present time, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Preferred stock. Our certificate of incorporation permits our board of directors to issue preferred stock at any time without stockholder approval. See "Description of Capital Stock--Preferred Stock."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect trading prices prevailing from time to time.

Upon completion of this offering, we will have outstanding 15,824,320 shares of common stock. The 3,625,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of Clark/Bardes, as that term is defined in Rule 144, which is summarized below. Of the remaining 12,199,320 shares that will be outstanding, 11,533,569 shares are freely transferable and 665,751 shares are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule 144. Sales of the Restricted Shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of our common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) 1.0% of the number of shares of common stock then outstanding (approximately 158,244 shares immediately after this offering) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about Clark/Bardes. Under Rule 144(k), a person who is not deemed to have been an affiliate of Clark/Bardes at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We have filed registration statements on Form S-8 under the Securities Act covering the offering and sale of the 2.0 million shares of our common stock reserved for issuance under our Stock Option Plan, the 200,000 shares reserved for issuance under our Employee Stock Purchase Plan and the 100,000 shares reserved for issuance under our Non-Employee Director Stock Option Plan. Accordingly, shares of common stock issued upon exercise of options granted under our Stock Option Plan or our Non-Employee Director Stock Option Plan, or purchased with payroll deductions under our Employee Stock Purchase Plan will be available for sale in the open market, unless such shares are subject to certain lock-up agreements. See "Underwriting."

                                  UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, J.P. Morgan Securities Inc., Stephens Inc., Bear, Stearns & Co. Inc. and Fox-Pitt, Kelton Inc. have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock:

-------------------------------------------------------------------------
                                                                NUMBER OF
NAME                                                               SHARES
-------------------------------------------------------------------------
J.P. Morgan Securities Inc. ................................
Stephens Inc. ..............................................
Bear, Stearns & Co. Inc. ...................................
Fox-Pitt, Kelton Inc. ......................................
                                                                --------
  Total.....................................................
-------------------------------------------------------------------------

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us and the selling stockholders if they purchase any shares.

The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

UNDERWRITING DISCOUNTS AND COMMISSIONS

------------------------------------------------------------------------------------------------
                                                                          WITH           WITHOUT
                                                                OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                      EXERCISE          EXERCISE
------------------------------------------------------------------------------------------------
Per share...................................................       $                 $
Total.......................................................       $                 $
------------------------------------------------------------------------------------------------

We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $          .

The underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in
excess of $     per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 543,750 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

Certain of our executive officers, directors and principal and selling
stockholders holding in the aggregate            shares of our common stock have
agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge, or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or any securities convertible into or exchangeable for or any other rights to purchase or acquire shares of capital stock owned by them for a period of 90 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge, or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities convertible into or exchangeable for shares of capital stock for a period of 90 days following the date of this prospectus; provided that the foregoing limitations do not apply to any shares of our common stock, options to acquire our common stock or other rights or securities that:

- we may issue or grant pursuant to any existing employee or director benefit or compensation plan referred to in this prospectus, or

- we may issue in connection with investments in, acquisitions of or other strategic relationships with other companies.

We have been advised by the representatives that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market.

A "syndicate covering transaction" is a bid for or the purchase of common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of our common stock and may purchase our common stock in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short portion, they may choose to reduce or "cover" this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in "Syndicate covering transactions." The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

A "stabilizing bid" is a bid for, or the purchase of, shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A "penalty bid" is an arrangement that permits the representatives to reclaim the selling concession from a underwriter or a syndicate member when shares of common stock sold by such underwriter or syndicate members are purchased by the representatives in the syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

We have been advised by the representatives that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discounted at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers or through its or their website.

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Clark/Bardes by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-3 to register with the SEC the shares of our common stock offered in this offering. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available to the public from our web site at http://www.clarkbardes.com or at the SEC's web site at http://www.sec.gov. None of the information contained in our web site is incorporated by reference into this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

- Our Annual Report on Form 10-K, File No. 000-24769, for the year ended December 31, 2000, filed on March 29, 2001.

- Our Quarterly Reports since January 1, 2001 as follows:

  - Our Quarterly Report on Form 10-Q, File No. 000-24769, for the quarter ended March 31, 2000, filed on May 15, 2001.

  - Our Quarterly Report on Form 10-Q, File No. 000-24769, for the quarter ended June 30, 2000, filed on August 13, 2001.

- Our Current Reports filed since January 1, 2001 as follows:

  - Form 8-K, File No. 000-24769, filed on February 28, 2001

  - Form 8-K, File No. 000-24769, filed on May 16, 2001

- Our Current Reports filed as follows:

  - Form 8-K, File No. 000-24769, filed on November 6, 2000.

  - Form 8-K, File No. 000-24769, filed on July 5, 2000.

- The description of the common stock contained in our registration statement on Form 8-A, File No. 000-24769, filed on August 10, 1998, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning:

  Clark/Bardes, Inc.
  102 South Wynstone Park Drive, #200
  North Barrington, Illinois 60010
  (847) 304-5800

                                3,625,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

JPMORGAN
                     STEPHENS INC.
                                         BEAR, STEARNS & CO. INC.
                                                        FOX-PITT, KELTON

             , 2001

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.
NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE U.S. TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE U.S. ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. Clark/Bardes will pay all expenses of issuance and distribution. Each amount, except for the SEC, Nasdaq National Market and NASD fees, is estimated.

--------------------------------------------------------------------------
SEC registration fees.......................................    $20,495.30
Nasdaq National Market additional listing fee...............    $   17,500
NASD filing fee.............................................    $    9,388
Transfer agent's and registrar's fees and expenses..........    $        *
Printing and engraving expenses.............................    $        *
Legal fees and expenses.....................................    $        *
Accounting fees and expenses................................    $        *
Miscellaneous...............................................    $        *
     Total..................................................    $        *
--------------------------------------------------------------------------

* to be provided by amendment.

ITEM 15--INDEMNIFICATION OF DIRECTORS AND OFFICERS

Clark/Bardes' Certificate of Incorporation provides that Clark/Bardes shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Clark/Bardes' Bylaws provide for indemnification by Clark/Bardes of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attor-neys' fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Clark/Bardes if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Clark/Bardes, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. Clark/Bardes' Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to Clark/Bardes or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

Expenses for the defense of any action for which indemnification may be available may be advanced by Clark/Bardes under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Clark/Bardes' directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16--EXHIBITS

The following Exhibits are filed as part of this Registration Statement:

-----------------------------------------------------------------------
EXHIBIT
NUMBER                             DESCRIPTION
-----------------------------------------------------------------------
  2.1      Reorganization Agreement, by and among Clark/Bardes
           Holdings, Inc., Clark/Bardes, Inc. and the Predecessor
           Company (Incorporated herein by reference to Exhibit 2.1 of
           Clark/Bardes' Registration Statement on Form S-1, File No.
           333-56799).
  2.2      Letter of Intent, dated May 29, 1998, from Clark/Bardes,
           Inc. and the Schoenke Companies (Incorporated herein by
           reference to Exhibit 2.2 of Clark/Bardes' Registration
           Statement on Form S-1, File No. 333-56799).
  2.3      Asset Purchase Agreement, dated September 5, 1997, among
           Clark/Bardes, Inc., Bank Compensation Strategies, Inc., et
           al. (Incorporated herein by reference to Exhibit 2.3 of
           Clark/Bardes' Registration Statement on Form S-1, File No.
           333-56799).
  2.4      Letter of Understanding, dated October 1, 1998, by and
           between Clark/Bardes Holdings, Inc. and the Wiedemann &
           Johnson Company (Incorporated herein by reference to Exhibit
           10 of Clark/Bardes' Quarterly Report on Form 10-Q, File No.
           000-24769, filed with the SEC on November 16, 1998).
  2.5      Asset Purchase Agreement, dated September 18, 1998, with
           Schoenke & Associates Corporation, Schoenke & Associates
           Securities Corporation and Raymond F. Schoenke, Jr.
           (Incorporated herein by reference to Exhibit 2.2 of
           Clark/Bardes' Current Report on Form 8-K, File No.
           000-24769, filed with the SEC on October 2, 1998).
  2.6      Asset Purchase Agreement, dated November 16, 1998, by and
           among Clark/Bardes, Inc., Clark/Bardes Holdings, Inc.,
           Wiedemann & Johnson Company, Bruce Hlavacek and Jennie
           Hlavacek (Incorporated herein by reference to Exhibit 2.6 of
           Clark/Bardes' Annual Report on Form 10-K, File No.
           000-24769, filed with the SEC on March 31, 1999).

-----------------------------------------------------------------------
EXHIBIT
NUMBER                             DESCRIPTION
-----------------------------------------------------------------------
  2.7      Asset Purchase Agreement, dated April l5, 1999, by and among
           Clark/Bardes, Inc., Clark/Bardes Holdings, Inc., Phynque,
           Inc., d/b/a Management Compensation Group/ HealthCare, and
           certain shareholders of Phynque, Inc., d/b/a Management
           Compensation Group/HealthCare (Incorporated herein by
           reference to Exhibit 2.1 of Clark/Bardes' Current Report on
           Form 8-K, File No. 000-24769, filed with the SEC on April
           20, 1999).
  2.8      Agreement and Plan of Reorganization, dated May 18, 1999, by and among Clark/ Bardes Holdings, Inc., NICB Agency, Inc., and David Shuster, Lynn High, Kathy Smith, and Kelly Earls
           (Incorporated herein by reference to Exhibit 2.8 of
           Clark/Bardes' Quarterly Report on Form 10-Q, File No.
           000-24769, filed with the SEC on August 16, 1999).
  2.9      Asset and Stock Purchase Agreement, dated September 1, 1999, by and among Clark/ Bardes, Inc. and The Wamberg
           Organization, Inc. and W. T. Wamberg (Incorporated herein by reference to Exhibit 2.1 of Clark/Bardes' Current Report on
           Form 8-K, File No. 000-24769, filed with the SEC on
           September 16, 1999).
  2.10     Stock Purchase Agreement, dated as of June 21, 2000, by and among Clark/Bardes, Inc., Clark/Bardes Holdings, Inc., Pearl
           Meyer, Diane D. Posnak, Steven E. Hall, Rhoda G. Edelman,
           Claude E. Johnston, and David N. Swinford (Incorporated
           herein by reference to Exhibit 99.1 of Clark/Bardes' Current
           Report on Form 8-K, File No. 000-24769, filed with the SEC on July 5, 2000).
  2.11     Agreement of Merger and Plan of Reorganization by and among
           Clark/Bardes Holdings, Inc., Clark/Bardes Acquisition, Inc.,
           Compensation Resource Group, Inc. and certain stockholders
           (Incorporated herein by reference to Exhibit 2.1 of
           Clark/Bardes Current Report on Form 8-K, File No. 000-24769,
           filed with the SEC on September 11, 2000).
  4.1      Specimen Certificate for shares of Common Stock, par value
           $.01 per share, of Clark/ Bardes Holdings, Inc.
           (Incorporated herein by reference to Exhibit 4.1 of
           Clark/Bardes' Amendment No. 1 to the Registration Statement
           on Form S-1, File No. 333-56799, filed with the SEC on July
           27, 1998).
  4.2      Rights Agreement, dated as of July 10, 1998, by and between
           Clark/Bardes Holdings, Inc. and The Bank of New York
           (Incorporated herein by reference to Exhibit 4.4 of
           Clark/Bardes' Quarterly Report on Form 10-Q, File No.
           000-24769, filed with the SEC on November 16, 1998).
  5        Opinion of Vedder, Price, Kaufman & Kammholz.
*23.1      Consent of Ernst & Young LLP.
 23.2      Consent of Vedder, Price, Kaufman & Kammholz (included in
           its opinion filed as Exhibit 5 hereto).
*24        Power of Attorney (included on signature page of the
           Registration Statement as initially filed).
-----------------------------------------------------------------------

* Filed herewith.

(b) Financial Statement Schedules

None.

ITEM 17--UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
     Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant further hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Barrington, State of Illinois, on October 25, 2001.

                                          CLARK/BARDES, INC.

                                          By: /s/ W. T. WAMBERG
                                            ------------------------------------
                                              W. T. Wamberg
                                              Chief Executive Officer

                               POWER OF ATTORNEY

The undersigned directors and officers of Clark/Bardes hereby constitute and appoint W. T. Wamberg and Thomas M. Pyra, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact and agent with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

--------------------------------------------------------------------------------------------------------
                    NAME                                        TITLE                         DATE
--------------------------------------------------------------------------------------------------------

/s/ W. T. WAMBERG                                      Chief Executive Officer          October 25, 2001
---------------------------------------------       (principal executive officer)
W. T. Wamberg                                    Chairman of the Board and Director

/s/ THOMAS M. PYRA                                 Vice President, Chief Financial      October 25, 2001
---------------------------------------------       Officer and Chief Operations
Thomas M. Pyra                                      Officer (principal financial
                                                  officer and principal accounting
                                                              officer)

/s/ RANDOLPH A. POHLMAN                                       Director                  October 25, 2001
---------------------------------------------
Randolph A. Pohlman

/s/ GEORGE D. DALTON                                          Director                  October 25, 2001
---------------------------------------------
George D. Dalton

/s/ STEVEN F. PIAKER                                          Director                  October 25, 2001
---------------------------------------------
Steven F. Piaker

/s/ L. WILLIAM SEIDMAN                                        Director                  October 25, 2001
---------------------------------------------
L. William Seidman

/s/ WILLIAM ARCHER                                            Director                  October 25, 2001
---------------------------------------------
William Archer
--------------------------------------------------------------------------------------------------------

                               INDEX TO EXHIBITS

-----------------------------------------------------------------------
EXHIBIT
NUMBER                             DESCRIPTION
-----------------------------------------------------------------------
   2.1     Reorganization Agreement, by and among Clark/Bardes
           Holdings, Inc., Clark/Bardes, Inc. and the Predecessor
           Company (Incorporated herein by reference to Exhibit 2.1 of
           Clark/Bardes' Registration Statement on Form S-1, File No.
           333-56799).
   2.2     Letter of Intent, dated May 29, 1998, from Clark/Bardes,
           Inc. and the Schoenke Companies (Incorporated herein by
           reference to Exhibit 2.2 of Clark/Bardes' Registration
           Statement on Form S-1, File No. 333-56799).
   2.3     Asset Purchase Agreement, dated September 5, 1997, among
           Clark/Bardes, Inc., Bank Compensation Strategies, Inc., et
           al. (Incorporated herein by reference to Exhibit 2.3 of
           Clark/Bardes' Registration Statement on Form S-1, File No.
           333-56799).
   2.4     Letter of Understanding, dated October 1, 1998, by and
           between Clark/Bardes Holdings, Inc. and the Wiedemann &
           Johnson Company (Incorporated herein by reference to Exhibit
           10 of Clark/Bardes' Quarterly Report on Form 10-Q, File No.
           000-24769, filed with the SEC on November 16, 1998).
   2.5     Asset Purchase Agreement, dated September 18, 1998, with
           Schoenke & Associates Corporation, Schoenke & Associates
           Securities Corporation and Raymond F. Schoenke, Jr.
           (Incorporated herein by reference to Exhibit 2.2 of
           Clark/Bardes' Current Report on Form 8-K, File No.
           000-24769, filed with the SEC on October 2, 1998).
   2.6     Asset Purchase Agreement, dated November 16, 1998, by and
           among Clark/Bardes, Inc., Clark/Bardes Holdings, Inc.,
           Wiedemann & Johnson Company, Bruce Hlavacek and Jennie
           Hlavacek (Incorporated herein by reference to Exhibit 2.6 of
           Clark/Bardes' Annual Report on Form 10-K, File No.
           000-24769, filed with the SEC on March 31, 1999).
   2.7     Asset Purchase Agreement, dated April l5, 1999, by and among
           Clark/Bardes, Inc., Clark/Bardes Holdings, Inc., Phynque,
           Inc., d/b/a Management Compensation Group/ HealthCare, and
           certain shareholders of Phynque, Inc., d/b/a Management
           Compensation Group/HealthCare (Incorporated herein by
           reference to Exhibit 2.1 of Clark/Bardes' Current Report on
           Form 8-K, File No. 000-24769, filed with the SEC on April
           20, 1999).
   2.8     Agreement and Plan of Reorganization, dated May 18, 1999, by and among Clark/ Bardes, Inc., NICB Agency, Inc., and David
           Shuster, Lynn High, Kathy Smith, and Kelly Earls
           (Incorporated herein by reference to Exhibit 2.8 of
           Clark/Bardes' Quarterly Report on Form 10-Q, File No.
           000-24769, filed with the SEC on August 16, 1999).
   2.9     Asset and Stock Purchase Agreement, dated September 1, 1999, by and among Clark/ Bardes, Inc. and The Wamberg
           Organization, Inc. and W. T. Wamberg (Incorporated herein by reference to Exhibit 2.1 of Clark/Bardes' Current Report on
           Form 8-K, File No. 000-24769, filed with the SEC on
           September 16, 1999).
   2.10    Stock Purchase Agreement, dated as of June 21, 2000, by and among Clark/Bardes, Inc., Clark/Bardes Holdings, Inc., Pearl
           Meyer, Diane D. Posnak, Steven E. Hall, Rhoda G. Edelman,
           Claude E. Johnston, and David N. Swinford (Incorporated
           herein by reference to Exhibit 99.1 of Clark/Bardes' Current
           Report on Form 8-K, File No. 000-24769, filed with the SEC on July 5, 2000).

-----------------------------------------------------------------------
EXHIBIT
NUMBER                             DESCRIPTION
-----------------------------------------------------------------------
   2.11    Agreement of Merger and Plan of Reorganization by and among
           Clark/Bardes Holdings, Inc., Clark/Bardes Acquisition, Inc.,
           Compensation Resource Group, Inc. and certain stockholders
           (Incorporated herein by reference to Exhibit 2.1 of
           Clark/Bardes Current Report on Form 8-K, File No. 000-24769,
           filed with the SEC on September 11, 2000).
   4.1     Specimen Certificate for shares of Common Stock, par value
           $.01 per share, of Clark/ Bardes Holdings, Inc.
           (Incorporated herein by reference to Exhibit 4.1 of
           Clark/Bardes' Amendment No. 1 to the Registration Statement
           on Form S-1, File No. 333-56799, filed with the SEC on July
           27, 1998).
   4.2     Rights Agreement, dated as of July 10, 1998, by and between
           Clark/Bardes Holdings, Inc. and The Bank of New York
           (Incorporated herein by reference to Exhibit 4.4 of
           Clark/Bardes' Quarterly Report on Form 10-Q, File No.
           000-24769, filed with the SEC on November 16, 1998).
   5       Opinion of Vedder, Price, Kaufman & Kammholz.
 *23.1     Consent of Ernst & Young LLP.
  23.2     Consent of Vedder, Price, Kaufman & Kammholz (included in
           its opinion filed as Exhibit 5 hereto).
 *24       Power of Attorney (included on signature page of the
           Registration Statement as initially filed).

--------------------------------------------------------------------------------
* Filed herewith